UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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INOVIO PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INOVIO PHARMACEUTICALS, INC.

1787 Sentry Parkway West, Building 18, Suite 400

Blue Bell, Pennsylvania 19422

To the Stockholders of Inovio Pharmaceuticals, Inc.:

Notice is hereby given that Inovio Pharmaceuticals, Inc. will be holding its Annual Meeting of Stockholders on May 16, 2012, at 9:00 a.m., local time, at the company’s principal executive offices located at 1787 Sentry Parkway West, Building 18, Suite 400, Blue Bell, Pennsylvania 19422.

You are cordially invited to attend.

The Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

After reading the Proxy Statement, please promptly mark, sign and return the enclosed proxy in the prepaid envelope (for mailing in the United States only) to assure that your shares will be represented at our Annual Meeting. Your shares cannot be voted unless you date, sign and return the enclosed proxy, attend the Annual Meeting in person or vote your shares using the automated Internet or phone system. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders are important.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy by phone, via the Internet or by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope. For more information on voting and submitting your proxy by phone or via the Internet, see “Voting of Proxies” on page 2 of the accompanying Proxy Statement. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

A copy of our 2011 Annual Report is also enclosed.

The Board of Directors and management look forward to seeing you at the Annual Meeting.

Very truly yours,

J. Joseph Kim, Ph.D.

Chief Executive Officer

INOVIO PHARMACEUTICALS, INC.

1787 Sentry Parkway West, Building 18, Suite 400

Blue Bell, Pennsylvania 19422

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 16, 2012

To the Stockholders of Inovio Pharmaceuticals, Inc.:

You are invited to attend our 2012 Annual Meeting of the Stockholders, which will be held on May 16, 2012, at 9:00 a.m., local time, at 1787 Sentry Parkway West, Building 18, Suite 400, Blue Bell, Pennsylvania 19422, for the following purposes:

1. To elect five directors to hold office until our 2013 Annual Meeting of Stockholders and until their successors are elected and duly qualified. Our Board has nominated and recommends for election the following persons:

Avtar Dhillon, M.D.

J. Joseph Kim, Ph.D.

Simon X. Benito

Morton Collins, Ph.D.

Adel A. F. Mahmoud, M.D., Ph.D.

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012.

3. To approve an amendment to our 2007 Omnibus Incentive Plan to increase the portion of the aggregate number of 9,860,662 shares of our common stock currently available for grant under the plan that we may issue as incentive stock options so that the maximum number of shares available for issuance as incentive stock options over the term of the plan may not exceed 9,860,662 shares.

4. To transact such other business as may properly come before the meeting.

Our Board recommends a vote “for” each of the nominees and “for” proposals 2 and 3.

Holders of record of our common stock and holders of record of our Series C Cumulative Convertible Preferred Stock at the close of business on April 2, 2012, are entitled to notice of, and to vote at, this meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders of record on April 2, 2012 will be available at our principal executive offices, during ordinary business hours, for examination by any Stockholder for any purpose relating to the meeting.

By order of the Board of Directors,

J. Joseph Kim, Ph.D.

Chief Executive Officer

Dated: April 6, 2012

IMPORTANT: Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying postpaid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

INOVIO PHARMACEUTICALS, INC.

1787 Sentry Parkway West, Building 18, Suite 400

Blue Bell, Pennsylvania 19422

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

Our Board is soliciting proxies for use at the Annual Meeting of Stockholders to be held at our principal executive offices, 1787 Sentry Parkway West, Building 18, Suite 400, Blue Bell, Pennsylvania 19422 on May 16, 2012 at 9:00 a.m. local time, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. This Proxy Statement is dated April 6, 2012. We are mailing this Proxy Statement to our stockholders on or about April 13, 2012. Unless the context requires otherwise, references to “we,” “us,” “our,” “Inovio,” and “Company” refer to Inovio Pharmaceuticals, Inc.

General Information

Voting Securities. Only stockholders of record as of the close of business on April 2, 2012 will be entitled to vote at the meeting and any adjournment thereof. As of April 2, 2012, we had the following outstanding:

•	134,968,394 shares of common stock; and

•	26 shares of Series C Cumulative Convertible Preferred Stock, which are convertible into an aggregate of 38,233 shares of common stock.

You may vote in person or by proxy. On the proposals presented in this Proxy Statement, each holder of shares of our:

•	common stock is entitled to one vote for each share of stock held; and

•	Series C Preferred Stock is entitled to 1,470 votes for each share of Series C Preferred Stock held.

Holders of our common stock and Series C Preferred Stock vote together as a single class in connection with each of Proposal Nos. 1, 2 and 3. Our bylaws provide that one-third of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Thus, a quorum for this year’s Annual Meeting consists of 45,002,209 shares.

The affirmative vote of a plurality of all of the votes cast at a meeting at which a quorum is present is necessary for the election of each of the nominees for director. For purposes of the election of directors, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum. Broker non-votes occur when a broker holding a customer’s securities in street name does not vote on a particular proposal because the broker has not received voting instructions from the customer on certain matters for which the broker is required to have instructions in order to vote.

The affirmative vote of the holders of a majority of the shares present or represented by proxy and voting at the Annual Meeting is necessary for the approval of the other proposals set forth in this Proxy Statement, as explained under each proposal. Abstentions and broker non-votes will be counted as present for purposes of determining the presence of a quorum and could prevent the approval of a proposal because they do not count as affirmative votes.

Solicitation of Proxies. We will bear the cost of soliciting proxies. In addition, we will solicit stockholders by mail, and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have shares of our stock in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

Voting of Proxies. If your shares are registered in your own name, you may vote by signing and mailing a completed proxy card or by voting via the Internet or by telephone. Instructions for voting via the Internet or by telephone are set forth on the enclosed proxy card. To vote by mailing a proxy card, sign and return the enclosed proxy card in the enclosed prepaid and addressed envelope, and your shares will be voted at the meeting in the manner you direct. In the event that you return a signed proxy card on which no directions are specified, your shares will be voted FOR each of the Board nominees (Proposal No. 1); FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012 (Proposal No. 2); FOR approval of the amendment to our 2007 Omnibus Incentive Plan to increase the portion of the aggregate number of 9,860,662 shares of our common stock currently available for grant under the plan that we may issue as incentive stock options so that the maximum number of shares available for issuance as incentive stock options over the term of the plan may not exceed 9,860,662 shares (Proposal No. 3); and in the discretion of the proxy holders as to any other matters that may properly come before the meeting. You may revoke or change a previously delivered proxy at any time before the meeting by delivering another proxy with a later date or by sending written notice of revocation of your proxy to our Secretary at our principal executive offices for receipt before the beginning of the meeting. You may also revoke your proxy by attending the meeting and voting in person. Attendance at the meeting will not in and of itself revoke a valid proxy that was previously delivered; you must also vote in person at the meeting to do so.

If your shares are registered in the name of a bank or brokerage firm, you will receive instructions from the holder of record that must be followed in order for the record holder to vote the shares in accordance with your instructions. Many banks and brokerage firms have a process for their beneficial holders to provide instructions over the phone or via the Internet. If Internet or telephone voting is unavailable from your bank or brokerage firm, please complete and return the enclosed voting instruction card in the addressed, postage paid envelope provided.

Delivery of Proxy Materials to Households. “Householding” is a program, approved by the Securities and Exchange Commission, or the SEC, which allows companies and intermediaries such as banks or brokers to satisfy the delivery requirements for proxy statements and annual reports by delivering only one package of stockholder proxy material to any household at which two or more stockholders reside. If you and other residents at your mailing address own shares of our common stock in street name, your broker or bank may have notified you that your household will receive only one copy of our proxy materials. Once you have received notice from your broker that they will be “householding” materials to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account. If you hold shares of our common stock in your own name as a holder of record, “householding” will not apply to your shares.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 16, 2012

Copies of this Proxy Statement and our 2011 Annual Report to Stockholders are also available online at www.inovio.com.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board currently consists of six members and will be reduced to five members at the time of our Annual Meeting. There are five nominees for director this year: Avtar Dhillon, M.D., J. Joseph Kim, Ph.D., Simon X. Benito, Morton Collins, Ph.D. and Adel A. F. Mahmoud, M.D., Ph.D. Each of the nominees is currently one of our directors. Keith H. Wells’, Ph.D., term as a director will expire at the 2012 Annual Meeting of Stockholders.

If elected, the nominees will serve as directors until our Annual Meeting of Stockholders in 2013 and until their successors are elected and qualified. If a nominee declines to serve or becomes unavailable for any reason, the proxies may be voted for such substitute nominee as the proxy holders may designate.

Information Regarding Directors

The information set forth below as to the nominees for director has been furnished to us by the nominees.

Nominees for Election to Our Board

Name	Age	Present Position with the Company
Avtar Dhillon, M.D.	51	Chairman of the Board of Directors
J. Joseph Kim, Ph.D.	43	President, Chief Executive Officer and Director
Simon X. Benito	67	Director
Morton Collins, Ph.D.	76	Director
Adel A. F. Mahmoud, M.D., Ph.D.	70	Director

Avtar Dhillon, M.D. joined us as our President and Chief Executive Officer, and as a director, in October 2001, served as our Chairman and President from June 1, 2009 to October 6, 2009, and served as Executive Chairman until August 1, 2011. Effective August 1, 2011, Dr. Dhillon became our Non-Executive Chairman, transitioning from Executive Chairman. Dr. Dhillon brings to our Board his prior experience in senior management positions with us and with our products and assets, extensive public company governance and capital markets experience and significant industry expertise and contacts. Prior to joining us, Dr. Dhillon was engaged by MDS Capital Corp. (now Lumira Capital Corp.), one of North America’s leading healthcare venture capital organizations, as a consultant in July 1998, and subsequently became Investment Manager in August 1999 and Vice President in 2000. In July 1989, Dr. Dhillon started a medical clinic and subsequently practiced family medicine for over 12 years. From March 1997 to July 1998, Dr. Dhillon served as consultant to Cardiome Pharmaceuticals, a biotechnology company listed on NASDAQ National Market and the Toronto Stock Exchange. Dr. Dhillon has a Bachelor of Science, honors degree in physiology and M.D. degree from the University of British Columbia. Dr. Dhillon is also the Chairman of Stevia First Corporation, a publicly traded early stage agri-bio business, and a director of Auricle Biomedical, a capital pool company. Dr. Dhillon has also served since March 2011 as the Non-Executive Chairman of OncoSec Medical, Inc.

J. Joseph Kim, Ph.D. joined us as our Chief Executive Officer and a director on June 1, 2009 and also became our President on October 6, 2009. Dr. Kim is a principal architect of our SynCon® vaccine technology platform and his leadership is central to our business of discovering, developing, and delivering DNA vaccines. He was co-founder of VGX Pharmaceuticals, Inc., or VGX, and its former President, Chief Executive Officer and a director from 2000 to June 2009. Prior to joining VGX, Dr. Kim led efforts in manufacturing and process development of several FDA-approved products and developmental therapeutics at Merck. These products include FDA-approved vaccines for Hepatitis as well as developmental vaccines and therapeutics for HIV/AIDS. Dr. Kim has published over 100 peer-reviewed scientific papers and book chapters, holds numerous patents and sits on several editorial boards and review panels. In 2002, Dr. Kim was named as one of the world’s top 100 young innovators by Technology Review magazine and as one of the “40 under 40” by the Philadelphia Business Journal, which highlights the most dynamic professionals who are under 40 years of age in the region. Dr. Kim was also selected on the list of the “50 Most Influential Men” in the October 2003 and in the October 2006 “Power Issue” of Details Magazine. In 2004, Dr. Kim and VGX were selected as one of 30 Technology Pioneers by the World Economic Forum. Furthermore, Dr. Kim was featured in the “Who’s Next 2005” issue of Newsweek International, which included a group of 10 leaders, scientists, and executives at the forefront of change and impact in the world. Most recently in 2006, Dr. Kim has been named a Young Global Leader by the Forum of Young Global Leaders, an affiliate of the World Economic Forum. Dr. Kim was among 175 leading executives, public figures and intellectuals under the age of 40 from 50 countries. Dr. Kim has also been featured in articles in Forbes and the New Yorker and in numerous other Media Outlets. Dr. Kim was trained in economics, engineering and biological sciences at MIT where he was a U.S. Senate Honors Scholar. He holds a Ph.D. in Biochemical Engineering from the University of Pennsylvania and an MBA in Finance from the Wharton School.

Simon X. Benito has served on our Board since December 2003 and brings to our Board formal accounting and financial training and expertise, deep public company board experience, senior management experience in the health care industry, and important industry contacts. Prior to his retirement, Mr. Benito had a successful and extensive career serving several health care companies in senior executive positions, including 25 years at Merck & Co, Inc. His most recent positions included Senior Vice President, Merck Vaccine Division; Executive Vice President, Merck-Medco Managed Care; and Executive Director and Vice President, Merck Human Health, Japan. In addition, Mr. Benito was a Fellow of the Institute of Chartered Accountants in England and Wales for over 30 years until his retirement in 1999. Since April 2005, Mr. Benito has served as a director of DURECT Corporation, a publicly traded specialty pharmaceutical company.

Morton Collins, Ph.D. has served on our Board since June 1, 2009 and brings to our Board significant experience in raising and deploying capital for life sciences companies, extensive business and board experience in the life science industry and important industry contacts. Dr. Collins was previously a director of VGX from June 2008 to June 2009. Dr. Collins has been a General Partner of Cardinal Partners since July 2003 and Innovation Valley Partners since August 2005. For the past 40 years, Dr. Collins has acquired broad expertise in venture capital funding of early-stage high-technology companies as a founder and managing partner of five different funds, Data Science Ventures I, II, III, and IV and Cardinal Partners. He chaired President Reagan’s Task Force on Innovation and Entrepreneurship and served as a technology policy advisor to President George H. W. Bush. He is a former President, Director and Chairman of the National Venture Capital Association, and currently serves as Director to Kopin Corporation and several private companies. Dr. Collins holds a B.S. in Engineering from the University of Delaware, and his M.A. and Doctorate degrees in Engineering from Princeton University.

Adel A. F. Mahmoud, M.D., Ph.D. joined our Board on March 26, 2012 and brings to our Board his expertise as a world renowned vaccine leader and infectious disease expert. Dr. Mahmoud is at The Woodrow Wilson School of Public and International Affairs and The Department of Molecular Biology at Princeton University. He has recently retired as President of Merck Vaccines and member of Management Committee of Merck & Company, Inc. His prior academic services at Case Western Reserve University and University Hospitals of Cleveland spanned 25 years concluding as Chairman of Medicine and Physician-in-Chief from 1987 to 1998. Dr. Mahmoud’s academic pursuits focused on investigations of the biology and function of eosinophils particularly in host resistance to helminthic infections as well as determinants of infection and disease in human schistosomiasis and other infectious agents. At Merck, Dr. Mahmoud led the effort to develop four new vaccines which have been launched in 2005-2006, including: combination of Measles, Mumps, Rubella and Varicella; Rota Virus; Shingles and Human Papillomavirus. Dr. Mahmoud’s leadership in setting strategies for Global Health shaped the agenda of the Forum on Microbial Threats of the Institute of Medicine in recent years by tackling topical issues such as biological threats and bioterrorism; SARS; Pandemic Flu and others. He is an active contributor to scientific literature and authored and edited several textbooks and reports. Dr. Mahmoud received his M.D. degree from the University of Cairo in 1963 and Ph.D from the University of London, School of Hygiene and Tropical Medicine in 1971. He was elected to membership of the American Society for Clinical Investigation in 1978, the Association of American Physicians in 1980 and the Institute of Medicine of the

National Academy of Sciences in 1987. He received the Bailey K. Ashford Award of the American Society of Tropical Medicine and Hygiene in 1983, and the Squibb Award of the Infectious Diseases Society of America in 1984. Dr. Mahmoud is a fellow of the American College of Physicians and a member of the Expert Advisory Panel on Parasitic Diseases of the World Health Organization. He served on the National Advisory Allergy and Infectious Diseases Council and is a past president of the Central Society for Clinical Research and the International Society for Infectious Diseases.

During the year ended December 31, 2011, our Board met seven times, the Audit Committee met four times, the Nomination and Corporate Governance Committee met five times and the Compensation Committee met eight times. Each director attended at least 75% of the aggregate number of meetings held by (i) our Board and (ii) those committees of our Board on which he served.

Committees of Our Board and Attendance at Board Meetings

Under our Corporate Governance Policy, we expect our directors to attend our Annual Meeting of Stockholders. At our 2011 Annual Meeting of Shareholders all of our directors attended except one.

Audit Committee

The functions of the Audit Committee include retaining our independent registered public accounting firm, reviewing its independence, reviewing and approving the planned scope of our annual audit, reviewing and approving any fee arrangements with our independent registered public accounting firm, overseeing its audit work, reviewing and pre-approving any non-audit services that may be performed by it, reviewing the adequacy of accounting and financial controls, reviewing our critical accounting policies and reviewing and approving any related party transactions. The Audit Committee acts pursuant to a written charter that is available on our website at: http://media.corporate-ir.net/media_files/irol/10/105128/corpGov/AuditCommittee.pdf.

The members of the Audit Committee currently are Simon X. Benito (Chair), Morton Collins and Keith H. Wells. Each member of the Audit Committee is independent under the NYSE Amex listing standards. The Board has determined that Mr. Benito is an “audit committee financial expert” as defined under SEC regulations.

Compensation Committee

The Compensation Committee reviews and approves the compensation and benefits of our executive officers, including the Chief Executive Officer and directors, oversees the administration of our stock option and employee benefits plans, and reviews general policy relating to compensation and benefits. The Compensation Committee may from time to time delegate duties or responsibilities to subcommittees or to one member of the Compensation Committee. The Compensation Committee acts pursuant to a written charter that is available on our website at: http://media.corporate-ir.net/media_files/irol/10/105128/corpGov/CompCommit.pdf.

The members of the Compensation Committee currently are Morton Collins (Chair), Simon X. Benito and Keith Wells. Each member of the Compensation Committee is independent under the NYSE Amex listing standards.

In the first quarter of 2011, the Compensation Committee engaged J. Richard and Company to prepare a compensation study and make recommendations regarding the amount and form of our executive and non-employee director compensation. This analysis was used to determine appropriate levels of compensation for our executive officers.

Nomination and Corporate Governance Committee

The Nomination and Corporate Governance Committee identifies prospective candidates to serve on our Board, recommends nominees for election to our Board, develops and recommends Board member selection criteria, considers committee member qualification, recommends corporate governance principles to our Board, and provides oversight in the evaluation of our Board and each committee. The Nomination and Corporate Governance Committee acts pursuant to a written charter on our website at: http://media.corporate-ir.net/media_files/irol/10/105128/corpGov/NomandCorpGov.pdf.

The members of the Nomination and Corporate Governance Committee currently are Keith H. Wells (Chair), Simon X. Benito and Morton Collins. Each member of the Nomination and Corporate Governance Committee is independent under the NYSE Amex listing standards.

Director Nominations

The Nomination and Corporate Governance Committee evaluates and recommends to our Board director nominees for each election of directors. As stated in our Corporate Governance Policy, our Board seeks members from diverse professional and personal backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity.

Specifically, in fulfilling its responsibilities, the Nomination and Corporate Governance Committee considers the following factors: (i) the appropriate size of our Board and its committees; (ii) our needs with respect to the particular talents and experience of its directors; (iii) the knowledge, skills and experience of nominees, including experience in our industry, business, finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of our Board; (iv) experience with accounting rules and practices; (v) applicable regulatory and securities exchange/association requirements (including the NYSE Amex qualitative listing standards); and (vi) a balance between the benefit of continuity and the desire for a fresh perspective provided by new members.

The Nomination and Corporate Governance Committee’s goal is to assemble a board that brings to us a variety of perspectives and skills, and sound business understanding and judgment, derived from high quality business, professional, governmental, community, scientific or educational experience. In doing so, the Nomination and Corporate Governance Committee also considers candidates with appropriate non-business backgrounds.

Other than the foregoing factors, there are no stated minimum criteria for director nominees. However, the Nomination and Corporate Governance Committee may also consider such other factors as it may deem are in our best interests and the interests of our stockholders. The Nomination and Corporate Governance Committee does, however, recognize that under applicable regulatory requirements at least one member of our Board must meet the criteria for an “audit committee financial expert” as defined by SEC rules. The Nomination and Corporate Governance Committee also believes it appropriate for our Chief Executive Officer to participate as a member of our Board. Further, the Committee believes that the continuing service of qualified incumbent directors promotes stability and continuity in the board room, while giving us the benefit of familiarity and insight into our affairs that directors have accumulated during their tenure, and therefore generally re-nominates incumbent directors who continue to satisfy the Committee’s criteria for membership on our Board.

All directors and director nominees are required to submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nomination and Corporate Governance Committee.

We do not have a written policy with respect to Board diversity; however, our Corporate Governance Policy states that the assessment of director nominees will include consideration of diversity, skills and experience in the context of the needs of our Board. The Nominating and Corporate Governance Committee and our Board believe that a diverse board leads to improved company performance by encouraging new ideas, expanding the knowledge base available to management and fostering a boardroom culture that promotes innovation and vigorous deliberation.

The Nomination and Corporate Governance Committee identifies nominees by first evaluating the current members of our Board who are willing to continue in service. The Committee considers for re-nomination current members of our Board with skills and experience that are relevant to our business balancing the value of continuity of service by existing members of our Board with that of obtaining a new perspective. If any member of our Board does not wish to continue in service, the Nomination and Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Nomination and Corporate Governance Committee and our Board will be consulted for suggestions as to individuals meeting the criteria of the Nomination and Corporate Governance Committee. Research may also be performed to identify qualified individuals. If the Nomination and Corporate Governance Committee believes that our Board requires additional candidates for nomination, the Nomination and Corporate Governance Committee may explore alternative sources for identifying additional candidates. This may include engaging, as appropriate, a third party search firm to assist in identifying qualified candidates.

The Nomination and Corporate Governance Committee will consider nominees recommended by stockholders. Our bylaws provide that nominations shall be made pursuant to timely notice in writing to our corporate secretary. To be timely, in the case of a stockholder seeking to have a nomination included in our proxy statement, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 120 days or more than 180 days prior to the first anniversary of the date on which we first mailed our proxy materials (or, in the absence of proxy materials, our notice of meeting) for the previous year’s annual meeting of stockholders. However, if we did not hold an annual meeting the previous year, or if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, then notice by the stockholder to be timely must be delivered to our corporate secretary at our principal executive offices not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 15th day following the day on which public announcement of the date of such meeting is first made. If the stockholder is not seeking inclusion of the nomination in our proxy statement, timely notice consists of a stockholder’s notice delivered to or mailed and received at our principal executive offices not less than 90 days prior to the date of the annual meeting.

The stockholder’s notice relating to director nomination(s) shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of our capital stock which are beneficially owned by the person, and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act or 1934, or the Exchange Act; (b) as to the stockholder giving the notice, (i) the name and record address of the stockholder, and (ii) the class and number of shares of our capital stock that are beneficially owned by the stockholder; (c) as to the stockholder giving the notice and any Stockholder Associated Person, as described below, to the extent not set forth pursuant to the immediately preceding clause, whether and the extent to which any Relevant Hedge Transaction, as described below, has been entered into, and (d) as to the stockholder giving the notice and any Stockholder Associated Person, (1) whether and the extent to which any Derivative Instrument is directly or indirectly beneficially owned, (2) any rights to dividends on our shares owned beneficially by such stockholder that are separated or separable from the underlying shares, (3) any proportionate interest in our shares or Derivative Instruments, as described below, held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (4) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to based on any increase or decrease in the value of our shares or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder’s immediate family sharing the same household (which information shall be supplemented by such stockholder and beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such ownership as of the record date). We may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of such proposed nominee to serve as a director.

For purposes of our bylaws:

•

A “Stockholder Associated Person” of any stockholder means (i) any person controlling or controlled by, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of our stock owned of record or beneficially by such stockholder and (iii) any person controlling, controlled by or under common control with such Stockholder Associated Person;

•

A “Relevant Hedge Transaction” is any hedging or other transaction or series of transactions, or any other agreement, arrangement or understanding (including, but not limited to, any short position or any borrowing or lending of shares of stock), the effect or intent of which is to mitigate loss or increase profit to or manage the risk or benefit of stock price changes for, or to increase or decrease the voting power of, a stockholder with respect to any share of our stock; and

•

“Derivative Instrument” means any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of our shares, whether or not such instrument or right shall be subject to settlement in the underlying class or series of our capital stock or otherwise, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of our shares.

Corporate Governance

Our Corporate Governance Policy, our Code of Business Conduct and Ethics, including our Code of Ethics, and the charters of the committees of our Board are available on our website, www.Inovio.com.

Communications Policy

Our Board has procedures in place designed to ensure effective communication among us, our stockholders, prospective investors and the public, including the dissemination of information on a regular and timely basis. Stockholders who want to communicate with our Board or any individual director can write to our Secretary at the following address: 1787 Sentry Parkway West, Building 18, Suite 400, Blue Bell, Pennsylvania 19422. Your letter should indicate that you are one of our stockholders. Depending on the subject matter, management will:

•	Forward the communication to the director or directors to whom it is addressed;

•	Attempt to handle the inquiry directly, for example, where it is a request for information about us or it is a stock-related matter; or

•	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

Board Leadership Structure

Our Board currently separates the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. Our Chief Executive Officer is responsible for setting our strategic direction and our day-to-day leadership and performance, while the Chairman of the Board provides guidance to the Chief Executive Officer, works with the Chief Executive Officer in setting the agenda for Board meetings and presides over meetings of the full Board. However, our Board believes it should be able to freely select the Chairman of the Board based on criteria that it deems to be in our best interests and the interests of our stockholders, and therefore one person may, in the future, serve as both our Chief Executive Officer and Chairman of the Board.

The functions of our Board are carried out by the full Board and, when delegated, by the Board committees. Each director participates in our major strategic and policy decisions.

Board Role in Risk Management

The risk oversight function of our Board is carried out by both the Board and the Audit Committee. Management prepares and presents an annual business plan to the Board, which identifies risks associated with our operations and is reviewed quarterly by the Board. As provided in its charter, the Audit Committee meets periodically with management to discuss major financial and operating risk exposures and the steps, guidelines and policies taken or implemented related to risk assessment and risk management. Matters of strategic risk are considered by our Board. Each quarter management reports to the Audit Committee on legal, finance, accounting and tax matters. Our Board is provided with reports on legal matters at least quarterly and on other matters related to risk oversight on an as needed basis.

Code of Ethics

We have adopted a Code of Ethics, which applies to all directors, officers and employees, including the principal executive officer, principal financial and accounting officer and controller. The purpose of the Code is to promote honest and ethical conduct. The Code of Ethics is included in our Code of Business Conduct and Ethics and is available on our website and is also available in print, without charge, upon written request to our corporate secretary at 1787 Sentry Parkway West, Building 18, Suite 400, Blue Bell, Pennsylvania 19422. Any amendments to or waivers of the Code will be promptly posted on our website at www.Inovio.com or in a report on Form 8-K, as required by applicable laws.

Board Member Independence

Our Board has determined that, except for Drs. Dhillon and Kim, all of the nominees for election to our Board listed above are, and all other individuals who served as members of our Board in 2011 were, “independent” as independence is defined in the NYSE Amex qualification standards. Dr. Kim was not considered independent because he is a current employee. Dr. Dhillon was not considered independent because he was an employee until his transition to Non-Executive Chairman effective August 1, 2011.

Our Board unanimously recommends that you vote “FOR” each nominee listed above. The proxy holders will vote your proxy in that manner unless you specify otherwise on the accompanying proxy card.

Report of the Audit Committee

The Audit Committee oversees our financial reporting process on behalf of our Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements in our annual report with management, including a discussion of any significant changes in the selection or application of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effect of any new accounting initiatives.

The Audit Committee reviewed with Ernst & Young LLP, who are responsible for expressing an opinion on the conformity of these audited consolidated financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including the matters required to be discussed by Statement on Auditing Standards No. 61, Communication With Audit Committees, (as amended), other standards of the Public Company Accounting Oversight Board (United States), rules of the SEC, and other applicable regulations. In addition, the Audit Committee has discussed with Ernst & Young LLP their independence from management and our company, has received from Ernst & Young LLP the written disclosures and the letter required by Rule 3526 of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has considered the compatibility of non-audit services with Ernst and Young’s independence.

The Audit Committee met with Ernst & Young LLP to discuss the overall scope of their audit services, the results of the audit and reviews, its evaluation of the company’s internal controls, including internal control over financial reporting, and the overall quality of the company’s financial reporting. Ernst & Young LLP, as the company’s independent registered public accounting firm, also periodically updates the audit committee about new accounting developments and their potential impact on the company’s reporting. The meetings with Ernst & Young LLP were held, with and without management present. The Audit Committee is not employed by the company, nor does it provide any expert assurance or professional certification regarding the company’s consolidated financial statements. The Audit Committee relies, without independent verification, on the accuracy and integrity of the information provided, and representations made, by management and the company’s independent registered public accounting firm.

Based on the reviews and discussions referred to above, the Audit Committee has recommended to our Board that the audited consolidated financial statements be included in our annual report for the year ended December 31, 2011. The Audit Committee and our Board also have recommended the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012.

This Audit Committee Report is not soliciting material, is not deemed to be filed with the SEC, and is not incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made by us before or after the date hereof, regardless of any general incorporation language in any such filing, except to the extent we specifically incorporate this material by reference into any such filing.

The foregoing report has been furnished by the Audit Committee.

Simon X. Benito

Morton Collins

Keith H. Wells

Dated: April 2, 2012

Compensation of Directors

Non-Employee Director Compensation Program

Effective January 1, 2012, the Compensation Committee approved an increase in the annual payment to non-employee directors from $20,000 to $30,000 and an increase in the annual payment to the non-employee Chairman of the Board from $36,000 to $41,000.

Each of our non-employee directors also receives $1,500 for attendance at each in-person board meeting and $750 for attendance at each telephonic board meeting. Additionally, the chairperson of each of the Audit Committee, the Compensation Committee and the Nomination and Corporate Governance Committee will each receive $14,000, $9,000 and $5,000 annually, respectively, and members of the Audit Committee, the Compensation Committee and the Nomination and Corporate Governance Committee (not including chairpersons) will receive $8,000, $5,000 and $3,000 annually, respectively, and $1,000 for attendance at each meeting of such committees.

Upon their election or appointment to our Board, each of our non-employee directors will be granted an initial option to purchase up to 75,000 shares of our common stock at the then fair market value pursuant to the terms of our Amended and Restated 2007 Omnibus Incentive Plan. In addition, each non-employee director will be automatically granted an option to purchase up to 35,000 shares of our common stock if he or she remains on our Board on the date of each annual meeting of stockholders.

2011 Non-Employee Director Option Grants

During the year ended December 31, 2011, we granted 10-year options to purchase a total of 105,000 shares of our common stock to our non-employee directors. Messrs. Benito, Collins and Wells all received options to purchase 35,000 shares each, exercisable at $0.89 per share. There were no options granted to Dr. Dhillon during the period in which he served as our Non-Executive Chairman of the Board, from August 1, 2011 to December 31, 2011.

Director Compensation Table

The following table sets forth certain information with respect to non-employee director compensation during 2011.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Dr. Avtar Dhillon(2)	19,500	—	19,500
Simon X. Benito(3)	59,000	25,721	84,721
Dr. Morton Collins(4)	55,500	25,721	81,221
Dr. Keith H. Wells(5)	53,000	25,721	78,721
David J. Williams(6)	10,500	—	10,500

(1)	Represents the grant date fair value of stock option awards computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718, excluding the effect of estimated forfeitures. See Note 13 “Stockholder’s Equity”, to our Audited Consolidated Financial Statements for the year ended December 31, 2011, for the assumptions made in determining stock compensation values.

(2)	Represents the pro rata amount of the annual fees Dr. Dhillon earned as the Non-Executive Chairman of the Board from August 1, 2011 to December 31, 2011. For information on executive compensation Dr. Dhillon earned while serving as our Executive Chairman of the Board prior to August 1, 2011, see “Executive Compensation.”

(3)	At December 31, 2011, Mr. Benito held options to purchase 236,250 shares of our common stock.

(4)	At December 31, 2011, Dr. Collins held options to purchase 154,812 shares of our common stock.

(5)	At December 31, 2011, Dr. Wells held options to purchase 162,662 shares of our common stock.

(6)	Effective May 1, 2011, Mr. Williams resigned as a member of the Board of Directors. At December 31, 2011, Mr. Williams held options to purchase 72,916 shares of our common stock which will expire on May 1, 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 2, 2012 with respect to the beneficial ownership of our common stock by (i) each person known to us to be the beneficial owners of more than 5% of our common stock, (ii) each of our directors and nominees for director, (iii) each of the named executive officers and (iv) all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a stockholder and the percentage of ownership of that stockholder, shares of common stock underlying shares of convertible preferred stock, options or warrants held by that stockholder that are convertible or exercisable, as the case may be, within 60 days of April 2, 2012 are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Each stockholder’s percentage of ownership in the following table is based upon shares of common stock outstanding as of April 2, 2012.

Beneficial Owner of Shares of Common Stock(1)(2)	Amount and Nature of Beneficial Ownership of Shares of Common Stock	Percent of Class of Shares of Common Stock
5% Stockholders:

Austin W. Marxe and David M. Greenhouse(3)	20,393,450	14.01%

Directors, Director Nominees and Executive Officers:
Avtar Dhillon(4)	1,495,827	1.10%
J. Joseph Kim(5)	15,903,019	11.46%
Simon X. Benito(6)	257,189	*
Morton Collins(7)	614,426	*
Adel A. F. Mahmoud(8)	6,250	*
Keith H. Wells(9)	156,412	*
Mark L. Bagarazzi(10)	312,083	*
Peter D. Kies(11)	572,086	*
Niranjan Y. Sardesai(12)	567,410	*
All executive officers and directors as a group (persons)	19,884,702	14.40%

*	Less than 1%

(1)	This table is based upon information supplied by officers, directors and principal stockholders. Except as shown otherwise in the table, the address of each stockholder listed is in care of our principal executive offices at 1787 Sentry Parkway West, Building 18, Suite 400, Blue Bell, Pennsylvania 19422.

(2)	Except as otherwise indicated in the footnotes of this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

(3)	Mr. Marxe and Mr. Greenhouse share sole voting and investment power over 1,807,835 shares of common stock and 1,956,500 warrants owned by Special Situations Cayman Fund, L.P., 5,645,354 shares of common stock and 6,086,950 warrants owned by Special Situations Fund III QP, L.P., 1,345,234 shares of common stock and 1,434,800 warrants owned by Special Situations Private Equity Fund, L.P., and 1,029,827 shares of common stock and 1,086,950 warrants owned by Special Situations Life Sciences Fund, L.P. as of December 31, 2011.

(4)	Includes 1,262,495 shares of common stock issuable pursuant to options exercisable within 60 days of March 23, 2012.

(5)	Includes 1,324,620 shares underlying warrants that are exercisable within 60 days of April 2, 2012 and 2,450,210 shares issuable pursuant to options exercisable within 60 days of March 23, 2012. These shares include 3,450,000 shares of common stock held in a voting trust created upon closing of the merger with VGX. The voting trustees will vote the shares in accordance with the percentage of votes cast by all stockholders.

(6)	Includes 230,000 shares of common stock issuable pursuant to options that are exercisable within 60 days of April 2, 2012.

(7)	Includes 148,562 shares of common stock issuable pursuant to options exercisable within 60 days of April 2, 2012.

(8)	Includes 6,250 shares of common stock issuable pursuant to options exercisable within 60 days of April 2, 2012.

(9)	Includes 156,412 shares of common stock issuable pursuant to options exercisable within 60 days of April 2, 2012.

(10)	Includes 312,083 shares of common stock issuable pursuant to options exercisable within 60 days of April 2, 2012.

(11)	Includes 509,374 shares of common stock issuable pursuant to options exercisable within 60 days of April 2, 2012.

(12)	Includes 500,610 shares of common stock issuable pursuant to options exercisable within 60 days of April 2, 2012.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Our Executive Officers

The following table sets forth information as to persons who served as our executive officers during the year ended December 31, 2011 and as of April 2, 2012:

Name	Age	Position
J. Joseph Kim, Ph.D	43	President, Chief Executive Officer and Director
Avtar Dhillon, M.D.	51	Non-Executive Chairman effective August 1, 2011; Former Executive Chairman
Mark L. Bagarazzi, M.D.	51	Chief Medical Officer
Peter D. Kies	48	Chief Financial Officer
Niranjan Y. Sardesai, Ph.D	44	Chief Operating Officer

For biographical information regarding Drs. Dhillon and Kim, see “Proposal 1—Election of Directors.”

Mark L. Bagarazzi, M.D.—Chief Medical Officer. Dr. Bagarazzi joined us as Chief Medical Officer in January 2010. Prior to joining Inovio, Dr. Bagarazzi was Director of Worldwide Regulatory Affairs for vaccines and biologics at Merck & Co. Dr. Bagarazzi led ongoing vaccine product and regulatory development of Merck’s ZOSTAVAX®, the leading vaccine for shingles. He was responsible for global regulatory activities related to Merck vaccine candidates for the prevention of HIV/AIDS. He also successfully led the regulatory process through to FDA approval of RotaTeq®, Merck’s vaccine against rotavirus. Prior to joining Merck in 2001, he was director of the HIV/AIDS program for St. Christopher’s Hospital for Children in Philadelphia. Dr. Bagarazzi was an assistant professor of pediatrics at Drexel College of Medicine and is a guest lecturer on vaccines and immunotherapeutics at the University of Pennsylvania School of Medicine. Previously, he was a guest lecturer at Johns Hopkins University. He holds several patents and has co-authored dozens of scientific papers, focused on the subject of DNA vaccines, that have been published in peer-reviewed medical journals. He holds a BS in electrical engineering magna cum laude from New Jersey Institute of Technology and received his MD degree with honors from the University of Medicine and Dentistry of New Jersey.

Peter D. Kies—Chief Financial Officer. Mr. Kies has been employed as our Chief Financial Officer since June 2002. For the 15 years prior to joining us, Mr. Kies acquired broad expertise in the functional and strategic management of biotechnology and high technology companies across the full spectrum of corporate growth, from initial public offering to profitability. From May 1996 until joining us, he served as Chief Financial Officer for Newgen Results Corporation, and prior to that served as Controller for Cytel Corporation and as an auditor for Ernst & Young LLP. Mr. Kies holds a B.S. in Business Administration from United States International University in San Diego, California.

Niranjan Y. Sardesai, Ph.D—Chief Operating Officer. Dr. Sardesai joined VGX Pharmaceuticals as VP Research and Development in 2006, was promoted to SVP R&D in 2007 and, with the merger of VGX with Inovio in June 2009, became SVP Research & Development of the merged company. In January 2012, Dr. Sardesai was named our Chief Operating Officer. In his expanded role, Dr. Sardesai is responsible for Corporate Development and Business Development for the company as well as leading the company’s product development programs in infectious disease and cancer vaccines and vaccine delivery systems. He currently serves as the PI on an NIAID/NIH funded contract for the development of HIV vaccines and an MVI funded program for malaria vaccine development. Prior to VGX, Dr. Sardesai was the founder and President of NVision Consulting Inc., a strategy consulting firm focused on entrepreneurial life sciences companies, and he served as Director R&D at Fujirebio Diagnostics, Inc. At Fujirebio, Dr. Sardesai oversaw R&D and expansion of the oncology portfolio. Products developed under his leadership include new-to-the-world tests for mesothelioma (MESOMARK™), bladder cancer and a multi-marker test for ovarian cancer. He has authored over 40 peer-reviewed publications, presented at over 75 invited lectures and presentations, and filed several patents. Dr. Sardesai received a Ph.D. in Chemistry from the California Institute of Technology and an MBA from the Wharton School of the University of Pennsylvania, where he was the recipient of the Shils-Zeidman Award in Entrepreneurship. He completed fellowships at Scripps Research Institute and Massachusetts Institute of Technology. Dr. Sardesai received his bachelors and masters in Chemistry from the Indian Institute of Technology, Bombay.

Family Relationships

No family relationships exist between any of our directors or executive officers.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

We are a biopharmaceutical company focused on the development of a new generation of vaccines, called synthetic vaccines, focused on cancers and infectious diseases. The success of development companies is significantly influenced by the quality and motivation of their work force. Our compensation programs are straightforward and do not materially change from year to year. The core principle of our compensation philosophy for executive officers continues to be a strong pay-for-performance structure that ties a significant portion of each executive officer’s compensation to both corporate and individual performance. We seek to provide a competitive total compensation opportunity for our executive management team through a combination of base salary, cash incentive bonuses, long-term equity incentive compensation and benefit programs. Our pay-for-performance philosophy drives the amount of pay that is actually realized.

This Compensation Discussion and Analysis describes our compensation objectives, our executive compensation process and our policies and actions with respect to each compensation element. We describe the rationale for compensation decisions made in 2011 with respect to our President and Chief Executive Officer, our former Executive Chairman, our Chief Medical Officer, our Chief Financial Officer and our Chief Operating Officer, who we refer to as our named executive officers.

Our Executive Compensation Program

Program Objectives

We design our executive compensation program to achieve the following objectives:

•	Motivate and reward executives whose knowledge, skills and performance are essential to our success;

•	Align the performance of our executives and the interests of our stockholders;

•	Recruit and retain executive talent; and

•	Support the corporate business strategy and business plan by rewarding achievement based on our expectations for results and attainment of short-term and long-term goals by our executives.

Compensation Process

The Compensation Committee of our Board has the primary responsibility for determining compensation of our executives. Our Board has determined that each member of our Compensation Committee is “independent” as that term is defined by applicable NYSE Amex rules, is an “outside director” as defined in Section 162(m) of the Internal Revenue Code, or the Code, and a “non-employee” director as defined under Section 16 of the Exchange Act.

Our Compensation Committee determines all compensation matters for our named executive officers, including base salary, bonuses, and equity compensations. Utilizing input from our Chief Executive Officer as well as those of independent compensation consultants as needed, the Compensation Committee makes an independent decision on compensation for each executive. The Compensation Committee also oversees the Chief Executive Officers and other senior officers in making compensation determinations of our non-executive staff. The primary goal of our Compensation Committee is to closely align the interests of our named executive officers and staff with those of our stockholders. To achieve this goal, our Compensation Committee relies on compensation that is designed to attract and retain executives and other staff whose abilities are critical to our long term success, that motivates individuals to perform at their highest level and that rewards achievement. The Compensation Committee assesses performance on a number of subjective and objective factors, including the achievement of company and individual performance goals.

In making decisions regarding executive compensation, our Compensation Committee considers, among other things:

•	Past compensation levels of each executive and the executives as a group;

•	Consistency of current compensation with previous compensation decisions and benchmarks;

•	Existing levels of stock and stock option ownership among our executives, previous stock option grants and vesting schedules to ensure executive retention and alignment with stockholder interests;

•	Management recommendations; and

•	General trends in executive compensation.

The Compensation Committee conducts an annual review of the Chief Executive Officer’s performance and reports its evaluation to the Board. The Board reviews the Compensation Committee’s evaluation and recommendation and also evaluates the Chief Executive Officer’s performance according to the goals and objectives established periodically by the full Board. This review serves as the basis for the recommendation of the Compensation Committee on Chief Executive Officer compensation.

In 2011, the Compensation Committee engaged J. Richard & Co., an independent compensation consultant, to provide information to them on compensation trends and practices and to assist them in evaluating our executive compensation policy and programs. To facilitate the Compensation Committee’s review and decision making for the overall compensation strategy, J. Richard & Co. provided the Compensation Committee with a survey group proxy study, general healthcare industry market data, benchmarks for stock options issuances and recommendations on types of equity awards for executives. J. Richard & Co. does not provide services to our management without the Compensation Committee’s approval, but has been directed by the Compensation Committee to work in cooperation with management as necessary to gather information to carry out its obligation to the Compensation Committee.

Competitive Considerations

In 2011, the Compensation Committee engaged J. Richard & Co., an independent compensation consultant. In addition, the results from the 2010 Radford Global Life Sciences Survey was reviewed as a part of the ongoing analysis by the Compensation Committee to assist in their decision making. The Compensation Committee did not retain a compensation consultant to provide fiscal 2010 compensation recommendation due to the fact that executive compensation was reviewed and adjusted at the end of 2009 subsequent to the merger. As part of the Compensation Committee’s ongoing review of our compensation programs for fiscal year 2011, the Committee determined the aggregate level of total compensation of our executives, the combination of elements used to compensate our executives as well as a comparison to the compensation of named executive officers of other companies. The Compensation Committee reviewed compensation levels of the companies referred to as our “peer group” as a reference point of compensation levels. The “peer group” companies are referred to collectively as our “survey group”. The companies in our survey group were selected based on comparability, size and similarity. The companies that comprised the survey group were as follows:

Agenus, Inc.

Alnylam Pharmaceuticals, Inc.

AVI Biopharma, Inc.

BioCryst Pharmaceuticals, Inc.

Celldex Therapeutics, Inc.

Cell Therapeutics, Inc.

DynavaxTechnologies Corporation

Genvec, Inc.

Geron Corporation

Hermispherx Biopharma, Inc.

Ligand Pharmaceuticals, Inc.

Nabi Biopharmaceuticals

Novavax, Inc.

Vical Incorporated

The survey group provides a gauge of compensation levels from external sources and allows us to assess their compensation practices. We believe that executive compensation should consist of base salary that is competitive with those in our survey group, an annual incentive plan designed to incentivize our executive officers and equity incentive awards. During 2011, it was determined by our independent compensation consultant that the Company’s officer compensation was in the lower range as compared to our survey group. As a result, compensation levels for our officers were adjusted in 2012 to be more in line with our survey group and be more competitive. We target these items of compensation to be at the 50th percentile of a combination of our survey group and market studies. We believe that this level appropriately reflects our size and the goals we have for our growth, and that will allow us to attract and retain quality executives.

Compensation Components

Our executive compensation primarily consists of base salary, cash incentive compensation and long-term equity-based compensation. We place significant emphasis on performance-based incentive compensation that focuses on our executives’ efforts on delivering short-term and long-term value for our stockholders without encouraging excessive risk taking.

The factors our Compensation Committee considered for each of our executives in 2011 included:

•	Our executives’ performance during 2011 in general and as measured against predetermined performance goals;

•	The roles and responsibilities of our executives;

•	The individual experience and skills of our executives;

•	Any contractual commitments we have made to our executives regarding compensation; and

•	Compensation paid by similar companies to their executives with similar roles and responsibilities.

We have an executive compensation philosophy and goals based on attracting, retaining and rewarding experienced and talented executive officers. In addition, we believe that executive compensation should be linked to corporate performance and accomplishments that increase stockholder value. As such, our executive compensation policy focuses on aligning the interests of our executive officers with the long-term interests of our stockholders and with our corporate strategies and goals.

Base salaries of executive officers are reviewed and approved annually by our Compensation Committee and adjustments are made based on (i) salary recommendations from our Chief Executive Officer, (ii) individual performance of executive officers for the previous fiscal year, (iii) our financial results for the previous year, and (iv) our financial condition. Our Chief Executive Officer does not make recommendations regarding his own compensation. In addition, in establishing the total compensation package for our Chief Executive Officer, the Compensation Committee pursues the same objectives and policies that apply for our other executive officers.

Base Salary

Base salary reflects job responsibilities, value to us and individual performance, taking into consideration the need to attract and retain our executives. We determine salaries for our named executive officers initially by reference to each executive’s employment agreement, which we describe below. The Compensation Committee determines any increase over these salaries based upon recommendations of our Chief Executive Officer, except in the case of the Chief Executive Officer’s own compensation. The Compensation Committee generally reviews base salaries of our executives annually and adjusts salaries from time to time to realign salaries with market levels, individual performance and experience.

Achievement of individual and corporate goals along with the executive officer’s level of responsibility, competitive factors and our internal policies regarding salary increases were considered regarding 2011 and 2012 salary increases.

Merit-based salary increases for 2011 were 5% for J. Joseph Kim, Avtar Dhillon and Peter D. Kies. During 2011, it was determined by our independent compensation consultant J. Richard & Co. that the Company’s officer compensation was in the lower range as compared to our survey group. As a result, compensation levels for our officers were adjusted in 2012 to be more in line with our survey group and be more competitive. We target these items of compensation to be at the 50th percentile of a combination of our survey group and market studies.

Performance-Based Annual Cash Incentive Compensation

We provide for an annual cash incentive that reinforces our pay-for-performance approach. This incentive compensation is a short-term incentive program that rewards achievement of annual goals and objectives. Annual incentive awards are awarded on a discretionary basis, usually at or after the end of our fiscal year.

Each year, the Chief Executive Officer provides Company goals to the Board for review and the Board approves the goals and assigned weightings. The weightings for each goal vary year to year depending on the importance of the goal for a particular year. At the end of the year, our Board measures actual performance against the predetermined performance goals, using measurable performance parameters.

Under the 2011 annual incentive plan, the named executive officers had a targeted annual payout of between 25% and 50% of their base salary, based on the achievement of the corporate goals.

Highlights of the 2011 accomplishments taken into account by the Compensation Committee to determine overall corporate performance as well as the weight given to each category included the following:

•	Generated human proof-of-concept DNA delivery data for DNA Vaccines

•	Developed high-quality research and development pipeline

•	Maintained strong financial position with combination of equity, licensing and grant funding and

•	Divested or partnered non-core programs

Long-Term Equity-Based Incentive Compensation

Our long-term incentive program provides an annual award, with the potential for periodic awards, which is performance based. The objective of the program is to align compensation for named executive officers over a multi-year period directly with the interests of our stockholders by motivating and rewarding creation and preservation of long-term stockholder value. We believe that we can maximize our long-term performance best if we tie the value of the long-term benefits our executives receive to our long-term performance.

The primary form of equity compensation that we have historically awarded to our executive officers is stock options. Our Compensation Committee receives preliminary recommendations for periodic stock option grants from our Chief Executive Officer. Our Compensation Committee then reviews the recommendations and recommends stock option grants for all of our officers, including our Chief Executive Officer and the other named executive officers, to our Board for approval.

Stock option awards provide our executive officers with the right to purchase shares of our common stock at a fixed exercise price typically for a period of up to ten years, subject to continued service with us in accordance with the terms of our equity incentive plans, and generally vest over four years. We do not grant stock options that have exercise prices below the fair market values of our common stock on the date of grant. We do not reduce the exercise price of stock options if the price of our common stock subsequently declines below the exercise price unless we first obtain stockholder approval. However, we do adjust the exercise price of previously granted stock options to reflect recapitalizations, stock splits, mergers, and similar events as permitted by the applicable stock plans.

We generally grant stock options to our employees, including our named executive officers, in connection with their initial employment with us. We also typically grant stock options on an annual basis as part of annual performance reviews of our employees. We grant equity incentive compensation to our executive officers because we believe doing so will motivate our executives by aligning their interest more closely with the interest of our stockholders.

On March 11, 2011 we granted stock options to purchase 250,000 shares, 150,000 shares, 120,000 shares, 120,000 shares and 120,000 shares of our common stock to J. Joseph Kim, Avtar Dhillon, Mark L. Bagarazzi, Peter D. Kies and Niranjan Y. Sardesai, respectively, at an exercise price of $1.14 per share. On January 3, 2012, we granted stock options to purchase 50,000 shares to Niranjan Y. Sardesai at an exercise price of $0.44 per share. On February 23, 2012, we granted 415,000 shares, 175,000 shares, 175,000 shares and 175,000 shares of our common stock to J. Joseph Kim, Mark L. Bagarazzi, Peter D. Kies and Niranjan Y. Sardesai, respectively, at an exercise price of $0.60 per share. All stock option awards vest in four equal installments of 25% immediately as of the grant date and 25% on each anniversary thereafter.

Other Aspects of Our Compensation Philosophy

Other Benefits

We provide our named executive officers with the same employee benefits that all of our other employees receive under our broad-based benefit plans. These plans provide for health benefits, life insurance and other welfare benefits.

Perquisites

We do not provide our named executive officers with any retirement or welfare plan benefits that we do not provide to all of our other employees.

Risks Related to Compensation Policies and Practices

The Compensation Committee has considered whether our overall compensation program for employees in 2012 creates incentives for employees to take excessive or unreasonable risks that could materially harm our Company. We believe that several features of our compensation policies for management employees appropriately mitigate such risks, including a mix of long- and short-term compensation incentives that we believe is properly weighted, the uniformity of compensation practices across our Company and the use of our 2012 business plan, which the Compensation Committee regards as setting an appropriate level of risk taking for us, as a baseline for bonus plan targets for our management. We also believe our internal legal and financial controls appropriately mitigate the probability and potential impact of an individual employee committing us to a harmful long-term business transaction in exchange for short-term compensation benefits.

Recoupment Policy

In order to align further management’s interests with the interests of our stockholders and to support good corporate governance practices, it is the intention of our Board to adopt a recoupment policy applicable to our annual bonus based on our results of operations and to stock options we have granted to our executive officers promptly following the definitive adoption of regulations under the Dodd-Frank Act. Subject to rules of the SEC and NYSE Amex, in the event that we are required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the federal securities laws, we will recover from any of our current or former executive officers, as determined in accordance with such rules, who received incentive-based compensation (including stock options awarded as compensation) during the three-year period preceding the date on which we are required to prepare an accounting restatement, based on the erroneous data, in excess of what would have been paid to the executive officer under the accounting restatement and any respective profits that officer has realized from the sale of our securities during the 12-month period preceding the date on which we are required to prepare an accounting restatement.

EXECUTIVE COMPENSATION

This section of the Proxy Statement sets forth compensation information for, Dr. J. Joseph Kim, Ph.D., our Chief Executive Officer since June 1, 2009, Dr. Avtar Dhillon, M.D., our Executive Chairman of the Board through August 1, 2011 and current Non-Executive Chairman of the Board, Dr. Mark L. Bagarazzi, M.D., our Chief Medical Officer since January 2010, Peter D. Kies, our Chief Financial Officer and Dr. Niranjan Y. Sardesei, Ph.D., our Chief Operating Officer since January 2012 (each a “named executive officer” and collectively the “named executive officers”).

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for 2011, 2010 and 2009.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Option Awards ($)(5)	All Other Compensation ($)		Total ($)
Dr. J. Joseph Kim,	2011	422,325	237,600	(2)	235,422	8,250	(6)	903,597
President, Chief Executive Officer and Director	2010	362,525	153,090	(3)	—	9,122	(6)	524,737
	2009	179,372	132,300	(4)	360,528	—		672,200

Dr. Avtar Dhillon,	2011	296,314	59,535	(2)	141,253	160,100	(10)	657,202
Non-Executive Chairman; Former Executive Chairman(9)	2010	374,943	480,048	(8)	—	5,234	(6)	860,225
	2009	511,856	444,136	(7)	160,950	3,814	(6)	1,120,756

Dr. Mark L. Bagarazzi,	2011	246,579	81,000	(2)	113,003	4,383	(6)	444,965
Chief Medical Officer	2010	—	—		—	—		—
	2009	—	—		—	—		—

Peter D. Kies,	2011	257,351	78,300	(2)	113,003	4,786	(6)	453,440
Chief Financial Officer	2010	229,568	51,750	(3)	—	1,415	(6)	282,733
	2009	223,700	255,056	(7)	109,446	—		588,202

Dr. Niranjan Y. Sardesei,	2011	258,830	81,000	(2)	113,003	6,927	(6)	459,760
Chief Operating Officer	2010	—	—		—	—		—
	2009	—	—		—	—		—

(1)	Salary includes contributions made by the employee to our 401(k) plan and vacation payouts (if applicable).

(2)	Bonus payments for 2011 were made in March 2012.

(3)	Bonus payments for 2010 were made in March 2011.

(4)	Bonus payments for 2009 were made in February 2010.

(5)	Represents the grant date fair value of stock options computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. See Note 13 “Stockholder’s Equity”, to our Audited Consolidated Financial Statements for the year ended December 31, 2011 for the assumptions made in determining stock compensation values.

(6)	Represents 401(k) match amounts for the respective years.

(7)	Includes closing bonuses issued in connection with our merger with VGX per employee agreements (payments were made in June 2009) and 2009 bonuses (payments were made in February 2010). We agreed to the provision of such closing payments as an incentive to retain these named executive officers’ services post-merger, in recognition of the fact that each of them would have been eligible for full severance under his prior employment agreement had he terminated employment in conjunction with the merger, and in recognition of their agreements to alter the structure and scope of his prior severance arrangements in his new employment agreement.

(8)	Includes closing bonuses issued in connection with our merger with VGX per employee agreements (payments were made in June 2010) and 2010 bonuses (payments were made in March 2011). See note (7) above.

(9)	Effective August 1, 2011, Dr. Dhillon transitioned from Executive Chairman to Non-Executive Chairman. Executive Compensation was earned from January 1, 2011 to August 1, 2011, the period in which Dr. Dhillon was our Non-Executive Chairman.

(10)	Represents severance payments per Dr. Dhillon’s employment agreement and 401(k) match amounts from January 1, 2011 to August 1, 2011.

Grants of Plan Based Awards

The following table sets forth certain information with respect to stock and option awards and other plan-based awards granted to our named executive officers during 2011.

Name	Grant Date(1)	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards($)
J. Joseph Kim	3/11/11	250,000	$1.14	$235,422
Avtar Dhillon(2)	3/11/11	150,000	$1.14	$141,253
Mark L. Bagarazzi	3/11/11	120,000	$1.14	$113,003
Peter D. Kies	3/11/11	120,000	$1.14	$113,003
Niranjan Y. Sardesai	3/11/11	120,000	$1.14	$113,003

(1)	These awards vest 25% immediately and 25% on each anniversary thereafter.

(2)	Effective August 1, 2011, Dr. Avtar Dhillon transitioned from Executive Chairman of the Board to Non-Executive Chairman of the Board. The 150,000 option awards granted to Dr. Dhillon during 2011 were granted during the period in which Dr. Dhillon was an executive officer of the Company.

Options Exercised Table

There were no options exercised by our named executive officers during 2011.

Outstanding Equity Awards at Fiscal Year-End Table

The following tables set forth certain information with respect to outstanding equity awards held by the named executive officers at December 31, 2011.

	OPTION AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price($)	Option Expiration Date
Dr. J. Joseph Kim	981,200		1.27	05/01/2016
	588,720		1.27	01/18/2017
	245,300		1.27	09/28/2017
	196,240		1.27	09/12/2018
	210,000	70,000	1.57	09/30/2019
	62,500	187,500	1.14	03/11/2021

	2,283,960	257,500

Dr. Avtar Dhillon	25,000		1.64	04/28/2012
	124,999		1.96	06/27/2012
	12,499		1.00	10/24/2012
	62,500		1.08	01/09/2013
	81,249		2.52	08/07/2013
	37,499		5.00	11/06/2013
	125,000		5.00	12/31/2013
	150,000		3.82	01/14/2015
	75,000		2.89	03/06/2016
	225,000		3.16	03/07/2017
	75,000		0.87	02/01/2018
	100,000		0.50	12/09/2018
	93,749	31,251	1.57	09/30/2019
	37,500	112,500	1.14	03/11/2021

	1,224,995	143,751

Dr. Mark L. Bagarazzi	141,666	133,334	1.10	01/04/2020
	30,000	90,000	1.14	03/11/2021

	171,666	223,334

Peter D. Kies	37,500		1.96	06/27/2012
	7,500		1.00	10/24/2012
	12,500		1.24	03/24/2013
	14,375		2.52	08/07/2013
	20,000		4.46	02/24/2015
	45,000		2.89	03/06/2016
	75,000		3.16	03/07/2017
	30,000		0.87	02/01/2018
	60,000		1.06	07/09/2018
	40,000		0.50	12/09/2018
	63,749	21,251	1.57	09/30/2019
	30,000	90,000	1.14	03/11/2021

	435,624	111,251

Dr. Niranjan Y. Sardesai	132,462		1.53	08/28/2016
	24,530		1.53	01/05/2017
	14,718		1.53	01/18/2017
	73,590		1.53	11/01/2017
	49,060		1.53	09/12/2018
	90,000	30,000	1.57	09/30/2019
	30,000	90,000	1.14	03/11/2021

	414,360	120,000

Employment Agreement with J. Joseph Kim, Ph.D.

Under an executive employment agreement, J. Joseph Kim, Ph.D. serves as our Chief Executive Officer. The agreement provides that Dr. Kim is entitled to receive an annual salary of $254,616, subject to upward adjustment. He is also eligible to receive an incentive cash bonus up to the amount, based upon the criteria as may be determined by our Board and targeted at 30% or more of the base salary. In addition to the salary and cash bonus, he is also entitled to participate in our employee benefit plans or programs, and shall be entitled to such other fringe benefits, as are from time to time adopted by the our Board. Dr. Kim’s current base salary is $478,000.

Under Dr. Kim’s employment agreement, if we terminate his employment at any time without cause, as defined in the employment agreement, Dr. Kim is entitled to receive severance compensation in the form of monthly payments of his then-current base salary and of the pro rata bonus amount for a period of 24 months following the effective date of such termination. The pro rata bonus amount shall mean one-twelfth of the greater of (A) the most recent annual cash bonus paid prior to his termination, or (B) the average of the three most recent annual cash bonuses paid prior to his termination. We will also continue to pay his COBRA premiums for 18 months thereafter.

If Dr. Kim is terminated as a result of change-in-control, Dr. Kim is entitled to receive payments due to him under the conditions of termination without cause as outlined above and a lump-sum cash severance payment equal to his then-current monthly base salary and the pro rata bonus amount multiplied by 24 but discounted to present value based on applicable federal rate under the Code.

For purposes of Dr. Kim’s employment agreement, “cause” means (1) conviction of Dr. Kim of any felony; (2) participation by Dr. Kim in any fraud or act of dishonesty against us; (3) material violation by Dr. Kim of (i) any contract between us and Dr. Kim, or (ii) any statutory duty of Dr. Kim to us; (4) conduct of Dr. Kim that, based upon a good faith and reasonable factual investigation and determination by our Board, demonstrates Dr. Kim’s gross unfitness to serve; or (5) the continued, willful refusal or failure by Dr. Kim to perform any material duties reasonably requested by our Board; provided, however, that in the case of conduct described in clauses (3), (4) and (5) above, such conduct shall not constitute “cause” unless (a) our Board shall have given Dr. Kim written notice setting forth with specificity (i) the conduct deemed to constitute “cause,” (ii) reasonable action that would remedy the objectionable conduct and (iii) a reasonable time (not less than 10 days) within which Dr. Kim may take such remedial action, and (b) Dr. Kim shall not have taken such specified remedial action within such specified reasonable time.

Under the employment agreement, a “change in control” shall be deemed to have occurred upon:

(i) an acquisition by any person, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) our then outstanding shares of common stock of or (B) the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors; excluding, however, the following: (1) any acquisition directly from us, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from us; (2) any acquisition by us; and (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by us;

(ii) a change in the composition of our Board such that during any period of two consecutive years, individuals who at the beginning of such period constitute our Board, and any new director (other than a director designated by a person who has entered into an agreement with us to effect a transaction described in clause (i), (iii) or (iv) of this definition whose election by our Board or nomination for election by our stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the members thereof;

(iii) the approval by our stockholders of a merger, consolidation, reorganization or similar corporate transaction, whether or not we are the surviving corporation in such transaction, in which outstanding shares of our common stock are converted into (A) shares of stock of another company, other than a conversion into shares of voting common stock of the successor corporation (or a holding company thereof) representing 51% or more of the voting power of all capital stock thereof outstanding immediately after the merger or consolidation or (B) other securities (of either our securities or securities of another company) or cash or other property;

(iv) the approval by our stockholders of the issuance of shares of our common stock in connection with a merger, consolidation, reorganization or similar corporate transaction in an amount in excess of 49% of the number of shares of our common stock outstanding immediately prior to the consummation of such transaction; or

(v) the approval by our stockholders of (A) the sale or other disposition of all or substantially all of our assets or (B) our complete liquidation or dissolution.

Employment Agreement with Avtar Dhillon, M.D.

Severance Agreement and Release with Avtar Dhillon, M.D. effective July 1, 2011

On July 1, 2011, we entered into a Severance Agreement and Release with Dr. Dhillon. Under the terms of the Agreement, Dr. Dhillon no longer serves as our employee effective August 1, 2011. The Agreement provides for severance payments and benefits as provided under the terms of Dr. Dhillon’s Amended and Restated Employment Agreement dated December 21, 2010. Under the terms of the Agreement, Dr. Dhillon is being paid an amount of $59,535 which is equal to the annual bonus, if any, most recently paid to Dr. Dhillon, multiplied by the fraction of which the number of days between the fiscal year end related to the bonus and the date of termination is the numerator, and 365 is the denominator. In addition, Dr. Dhillon is being paid an amount equal to twelve months of his annual base salary, or $396,900. These amounts are being paid on a pro-rata basis on our regularly scheduled payroll dates for a period of twelve months following August 1, 2011.

Employment Agreement with Mark L. Bagarazzi, M. D.

In January 2012, we entered into an employment agreement with Dr. Bagarazzi pursuant to which he serves as Chief Medical Officer. The employment agreement provides an annual base salary at the current amount of $300,000 for Dr. Bagarazzi, subject to upward adjustment yearly by our Compensation Committee. Under the employment agreement, Dr. Bagarazzi is eligible to receive an incentive cash bonus up to the amount, based upon the criteria and payable at such times as determined by our Board or its Compensation Committee. Dr. Bagarazzi is also entitled to participate in such employee benefit plans and programs and is entitled to such other fringe benefits, as are from time to time adopted by our Board or its Compensation Committee and made available by us generally to employees of similar position, and shall be eligible for such awards and benefits, if any, pursuant to our plans and programs as determined by our Board or its Compensation Committee.

If Dr. Bagarazzi’s employment is terminated by reason of death or total disability, we will pay Dr. Bagarazzi or his estate or representative, as applicable, any unpaid portion of his base salary computed on a pro rata basis through the date of termination, any unreimbursed expenses, all other accrued but unpaid rights as determined under any of our plans and programs in which Dr. Bagarazzi is then participating, and, in the case of total disability, a continuation of medical benefits for up to 60 days and COBRA premiums for six months thereafter. In the case of total disability, Dr. Bagarazzi will also receive a lump-sum payment equal to six months of his aggregate base salary then in effect.

If we terminate Dr. Bagarazzi’s employment for cause, as defined in the agreement, or if Dr. Bagarazzi terminates employment for other than good reason, as defined in the agreement, we will pay him any unpaid portion of his base salary computed on a pro rata basis through the date of termination, any unreimbursed expenses and all other accrued but unpaid rights as determined under our plans and programs in which he is then participating.

If we terminate Dr. Bagarazzi’s employment other than on account of death, total disability or cause or Dr. Bagarazzi terminates his employment for good reason, as defined in the agreement, on 30 days’ prior written notice, we will pay him any unpaid portion of his base salary computed on a pro-rata basis through the date of termination, any unreimbursed expenses, all other accrued but unpaid rights as determined under our plans and programs in which Dr. Bagarazzi is then participating, a severance payment in the form of monthly payments of base salary for a period of 12 months following the effective date of termination and COBRA payments for 12 months following the effective date of termination. The employment agreement contains certain non-competition and non-disclosure covenants.

Employment Agreements with Peter D. Kies

Employment Agreement with Peter Kies effective June 1, 2009 to December 28, 2010

We entered into an employment agreement with Mr. Kies effective upon the closing of the merger with VGX. The employment agreement provided for an annual base salary of $230,000, subject to upward adjustment yearly by the Compensation Committee. Upon the effective time of the merger with VGX, Mr. Kies received a closing payment equal to six months of his current annual salary and, upon the six-month anniversary of the effective time of the merger, Mr. Kies received an additional closing payment equal to six months of his current annual salary. We agreed to provision of such closing payment as an incentive to retain Mr. Kies’ services post-merger, in recognition of the fact that he would have been eligible for full severance under his prior employment agreement had Mr. Kies terminated employment in conjunction with the merger, and in recognition of Mr. Kies’ agreement to alter the structure and scope of his prior severance arrangements in his new employment agreement.

Employment Agreement with Peter Kies effective December 28, 2010

On December 27, 2010, we entered into a new employment agreement with Mr. Kies. The employment agreement provided for an annual base salary of $230,000, subject to upward adjustment yearly by the Compensation Committee. Each fiscal year, the Compensation Committee and Mr. Kies shall agree to his performance milestones and the amount of bonus for which Mr. Kies will be eligible if Mr. Kies as Chief Financial Officer achieves such milestones. Mr. Kies’ current base salary is $290,000.

If Mr. Kies is terminated involuntary without cause, other than on account of death, Mr. Kies shall receive severance payments in the form of monthly payments of his base salary and COBRA premiums for a period of twelve months.

If Mr. Kies terminates the agreement due to our material breach or default, a change in his position or duties or a company relocation of his position without his consent within the initial term of the agreement or after a change of control, or we terminate Mr. Kies without cause or upon death or disability, Mr. Kies (or his estate as applicable) may be entitled to an amount equal to the annual bonus, if any, multiplied by the fraction of which the number of days between the fiscal year end related to the bonus and the date of termination is the numerator, and 365 is the denominator.

In addition, for purposes of the employment agreement, we may immediately terminate Mr. Kies for “cause” upon the occurrence of any of the following events: (i) Mr. Kies acts unlawfully, dishonestly, in bad faith or grossly negligent with respect to our business as determined by our Board (in some cases, upon completion of a reasonable investigation and provision of a detailed report of the results of such investigation to Mr. Kies); (ii) Mr. Kies commits any crime or fraud against us or our property or the conviction of employee of any felony offense or crime reasonably likely to bring discredit upon the employee or us; or (iii) a material breach or default of any term of the employment agreement by Mr. Kies if such material breach or default remains unremedied 30 days after we deliver written notice of the material breach or default to Mr. Kies.

Employment Agreement with Niranjan Y. Sardesai, Ph.D.

In January 2012, we entered into an employment agreement with Dr. Sardesai pursuant to which he serves as Chief Operating Officer. The employment agreement provides an annual base salary at the current amount of $300,000 for Dr. Sardesai, subject to upward adjustment yearly by our Compensation Committee. Under the employment agreement, Dr. Sardesai is eligible to receive an incentive cash bonus up to the amount, based upon the criteria and payable at such times as determined by our Board or its Compensation Committee. Dr. Sardesai is also entitled to participate in such employee benefit plans and programs and is entitled to such other fringe benefits, as are from time to time adopted by our Board or its Compensation Committee and made available by us generally to employees of similar position, and shall be eligible for such awards and benefits, if any, pursuant to our plans and programs as determined by our Board or its Compensation Committee.

If Dr. Sardesai’s employment is terminated by reason of death or total disability, we will pay Dr. Sardesai or his estate or representative, as applicable, any unpaid portion of his base salary computed on a pro rata basis through the date of termination, any unreimbursed expenses, all other accrued but unpaid rights as determined under any of our plans and programs in which Mr. Sardesai is then participating, and, in the case of total disability, a continuation of medical benefits for up to 60 days and COBRA premiums for six months thereafter. In the case of total disability, Dr. Sardesai will also receive a lump-sum payment equal to six months of his aggregate base salary then in effect.

If we terminate Dr. Sardesai’s employment for cause, as defined in the agreement, or if Dr. Sardesai terminates employment for other than good reason, as defined in the agreement, we will pay him any unpaid portion of his base salary computed on a pro rata basis through the date of termination, any unreimbursed expenses and all other accrued but unpaid rights as determined under our plans and programs in which he is then participating.

If we terminate Dr. Sardesai’s employment other than on account of death, total disability or cause or Dr. Sardesai terminates his employment for good reason, as defined in the agreement, on 30 days’ prior written notice, we will pay him any unpaid portion of his base salary computed on a pro-rata basis through the date of termination, any unreimbursed expenses, all other accrued but unpaid rights as determined under our plans and programs in which Dr. Sardesai is then participating, a severance payment in the form of monthly payments of base salary for a period of 12 months following the effective date of termination and COBRA payments for 12 months following the effective date of termination. The employment agreement contains certain non-competition and non-disclosure covenants.

Had termination without cause or a change of control event occurred as of December 31, 2011, our named executive officers would have received the following payments over a twenty-four month period for Dr. Kim and a twelve-month period for Dr. Bagarazzi, Mr. Kies and Dr. Sardesai.

Named Executive Officer	Potential Change of Control Payments
Dr. J. Joseph Kim	$1,193,600
Dr. Mark L. Bagarazzi	$300,000
Peter Kies	$290,000
Dr. Niranjan Y. Sardesai	$300,000

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or was during 2011 an employee, or is or ever has been an officer of our Company. None of our executive officers has served during 2011 as a director or a member of the Compensation Committee of another company.

The Compensation Committee of the Board of Directors has reviewed and discussed the matters contained under the title Compensation Discussion and Analysis, of this Proxy Statement with our management and, based on such review and discussions we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement. Portions of this Proxy Statement, including the Compensation Discussion and Analysis, have been incorporated by reference into the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended December 31, 2011.

Respectfully submitted,

Morton Collins (Chair)

Simon X. Benito

Keith Wells

Dated: April 2, 2012

Equity Compensation Plan Information

The following table sets forth our equity compensation plan information as of December 31, 2011. All of our equity compensation plans have been approved by our security holders, and we assumed the VGX stock options as a result of the merger with VGX.

Plan	Number of securities to be issued upon exercise of outstanding options	Weighted- average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders:
2007 Omnibus Incentive Plan	4,978,328	$1.20	2,271,790
Amended 2000 Stock Option Plan	1,643,933	3.18	—
VGX stock options assumed in merger	7,680,542	1.19	—

	14,302,803	$1.42	2,271,790

As of January 1, 2012 the number of securities available for future issuance under the 2007 Omnibus Incentive Plan increased by 2,055,331.

Certain Relationships and Related Transactions

Since January 1, 2011, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $120,000 and in which any director, executive officer or beneficial holder of more than 5% of any class of our voting securities or members of such person’s immediate family had or will have a direct or indirect material interest, except for the transaction described in the following paragraphs.

Our Non-Executive Chairman, Avtar Dhillon, M.D., is also a Non-Executive Chairman of OncoSec. Based on information obtained in OncoSec’s SEC filings, we believe that Dr. Dhillon currently holds greater than 10% of the outstanding common stock of OncoSec.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of our common stock. Officers, directors and 10% or greater stockholders are required by the SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such reports furnished to us, management believes that all officers, directors and greater than ten percent stockholders complied with the filing requirements of Section 16(a) for the year ended December 31, 2011.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 and has further directed that the appointment of the independent registered public accounting firm be submitted for ratification by our stockholders at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, our Board is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

The affirmative vote of the holders of a majority of the shares present or represented by proxy and voting at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP.

The following table sets forth the aggregate fees billed to us for the fiscal years ended December 31, 2011 and 2010 by Ernst & Young LLP:

Year	Audit Fees	Tax Fees	Total Fees
2011	$568,505	$108,100	$676,605
2010	$726,560	$160,818	$887,378

Audit Fees. Audit fees consist of fees billed for professional services rendered in connection with the audit of our consolidated annual financial statements and internal control over financial reporting, review of the interim consolidated financial statements included in quarterly reports, as well as fees incurred for audit services that are normally provided by Ernst & Young LLP in connection with other regulatory filings or engagements.

Tax Fees. Tax fees include fees for services performed by the professional staff in the tax department of Ernst & Young LLP except for those tax services that could be classified as audit services. These include tax compliance and various tax consultation fees.

Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to our Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval. Our Audit Committee approved all “Tax Fees” listed in the table above pursuant to its pre-approval policies and procedures.

Our Board unanimously recommends that you a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012.

PROPOSAL NO. 3

APPROVAL OF AN AMENDMENT TO

THE 2007 OMNIBUS INCENTIVE PLAN

The Company’s stockholders approved the Company’s 2007 Omnibus Incentive Plan (the “Plan”) in May 2007. In March 2008, the Board of Directors approved an amendment to the Plan to increase the number of shares of common stock reserved under the Plan by 1,000,000 shares, and the Company’s stockholders approved that amendment in May 2008. In July 2009, the Board of Directors approved an amendment and restatement of the Plan to, among other things, increase the maximum number of shares of common stock that may be issued under the Plan from 1,750,000 shares to 3,750,000 shares, and the Company’s stockholders approved such amendment and restatement in August 2009. In March 2010, the Board of Directors adopted and approved an amendment to the Plan (i) to increase the maximum number of shares of common stock that may be issued under the Plan from 3,750,000 shares to 5,750,000 shares, and (ii) to provide that the aggregate number of shares available for grant under the plan will be increased on January 1 of each year beginning in 2011 by a number of shares equal to the lesser of (1) 2,055,331 or (2) such lesser number of shares as may be determined by the Board, and the Company’s stockholders approved that amendment in May 2010. In March 2012, the Board of Directors adopted and approved an amendment to the Plan to provide that of the 9,860,662 shares currently available under the Plan, 9,860,662 shares shall be available for grant as “incentive stock options” (“ISOs) under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and directed that the Company submit that amendment for approval at the Company’s 2012 Annual Meeting of Stockholders.

This amendment does not increase the total number of shares available under the Plan, which is set each year in accordance with the current terms of the Plan as amended in 2010. Rather, the amendment increases only the specific portion of that total number of shares that the Company can use with respect to granting ISOs, so that the maximum number of shares of the Company’s common stock available for issuance as ISOs over the term of the Plan may not exceed 9,860,662 shares, an increase of 4,110,662 shares from the 5,750,000 shares currently available under the Plan for issuance as ISOs.

Under applicable NYSE Amex rules, we are required to obtain stockholder approval of this amendment to the Plan. Such approval is also necessary to permit us to continue to grant ISOs to employees under Section 422 of the Code and to ensure that compensation paid under the Plan continues to be eligible for an exemption from the limits on the tax deductibility imposed by Section 162(m) of Code. Code Section 162(m) limits the deductibility of certain compensation paid to individuals who are “covered employees” as defined under Section 162(m) and described in more detail below.

As of March 31, 2012, there were awards outstanding under the Plan to acquire 7,274,078 shares of common stock at a weighted average exercise price of $1.00 per share. As of March 31, 2012, four executive officers, five non-employee Board members and approximately fifty other employees and consultants were eligible to participate in the Plan. Our common stock is traded on the NYSE Amex under the symbol “INO.” On March 30, 2012, the last reported sales price for our common stock as quoted on the NYSE Amex was $0.67 per share.

The purpose of the Plan is to promote the interests of the Company and its stockholders by providing incentives to motivate selected employees, directors and consultants of the Company to achieve long-term corporate objectives and to enable stock-based and cash-based incentive awards to qualify as performance-based compensation for purposes of the tax deduction limitations under Section 162(m) of the Code. As of March 31, 2012, 2,031,371 shares of common stock remained available for issuance under the Plan and 1,197,161 shares remained available for purpose of grants of ISOs. In light of the small number of shares available for issuance pursuant to grants of ISOs, the Board believes it is necessary to adopt and approve the amendment of the Plan in order to accomplish the purpose of the Plan and enable us to attract, hire, retain and motivate the skilled employees we need to be successful, especially in the competitive labor markets in which we compete. If the stockholders do not approve this amendment, the Plan will continue in full force in accordance with its terms as they are now in effect, including the granting of awards other than ISOs.

Approval of the amendment to the Plan will require the affirmative vote of at least a majority in voting interest of the stockholders present in person or by proxy and voting at the 2012 Annual Meeting of Stockholders, assuming the presence of a quorum. If the stockholders do not approve the amendment to the Plan, it will not be implemented, but the Company reserves the right to adopt such other compensation plans and programs that do not otherwise require stockholder approval as it deems appropriate and in the best interests of the Company and its stockholders.

The Board of Directors Unanimously Recommends a Vote “FOR” the proposal to approve an amendment to the 2007 Omnibus Incentive Plan.

General. The Plan provides for the grant of ISOs, Nonstatutory Stock Options (“NSOs”), Stock Appreciation Rights (“SARs”), Restricted Shares, Restricted Stock Units (“RSUs”), Performance Awards, and other stock-based awards or short-term cash incentive awards.

Shares subject to the Plan. The current maximum number of shares of the Company’s common stock available for issuance over the term of the Plan may not currently exceed 9,860,662 shares, provided that commencing with the first business day of each calendar year (which commenced January 1, 2011), such maximum number of shares shall be increased by a number equal to the lesser of (i) 2,055,313 or (ii) such lesser number of shares of Common Stock as may be determined by the Board; if the Company’s stockholders approve the amendment, the maximum number of shares of the Company’s common stock available for issuance as ISOs over the term of the Plan may not exceed 9,860,662 shares, an increase of 4,110,662 shares from the 5,750,000 shares currently available for issuance as ISOs.

In the event of any merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of our stock or property, a combination or exchange of our common stock, dividend in kind, or other like change in capital structure, change in the number of outstanding shares of common stock, distribution (other than normal cash dividends) to stockholders of the Company, or any similar corporate event, the Compensation Committee shall make appropriate adjustments to the number and kind of shares subject to outstanding awards, the purchase price or exercise price for such shares, the number and kind of shares available for future issuance under the Plan, the maximum number of shares in respect of which awards can be made to any participant in a calendar year, and other determinations applicable to outstanding awards.

Common stock covered by any unexercised portions of terminated or forfeited options, common stock subject to Restricted Share awards, RSUs and other stock-based awards which are terminated or forfeited and common stock subject to awards that are otherwise surrendered by a participant may again be subject to new awards under the Plan. Shares of common stock surrendered to or withheld by the Company in payment or satisfaction of an option’s purchase price or tax withholding obligation with respect to an award will be available for the grant of new awards under the Plan. In the event of the exercise of SARs, whether or not granted in tandem with options, only the number of shares of common stock actually issued in payment of such SARs will be charged against the number of shares of common stock available for the grant of awards under the Plan.

Administration. The Compensation Committee of the Board administers the Plan. The Compensation Committee approves all awards, except that our Chief Executive Officer and/or Chairman of the Board of Directors may approve option grants to persons below the level of Vice President of the Company to a maximum individual grant of 50,000 options. With respect to the participation of individuals whose transactions in the Company’s equity securities are subject to Section 16 of the Securities Exchange Act of 1934, the Plan must be administered in compliance with the requirements, if any, of Rule 16b-3 under the Exchange Act. Subject to the provisions of the Plan, the Compensation Committee determines the persons to whom awards are to be granted, the number of shares to be covered by each award, whether an option is to be an ISO or a NSO, the terms of vesting and exercisability of each option or other award, including the effect thereon of an optionee’s termination of service, the type of consideration to be paid to the Company upon exercise of an option, the duration of each award, and all other terms and conditions of the awards. Accordingly, future grants under the Plan are not yet determinable.

Eligibility. Generally, all employees, directors and consultants of the Company or of any present or future parent or subsidiary corporations of the Company are eligible to participate in the Plan. Any person eligible under the Plan may be granted a NSO. However, only employees may be granted ISOs.

Terms and conditions of awards. Each award granted under the Plan is evidenced by a written agreement between the Company and the participant specifying the number of shares subject to the award and the other terms and conditions of the award, consistent with the requirements of the Plan. The purchase price per share subject to an option (or the exercise price per share in the case of a SAR) must equal at least the fair market value of a share of the Company’s common stock on the date of grant. The purchase price of any ISO granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company, referred to as a 10% Stockholder, must be at least 110% of the fair market value of a share of the Company’s common stock on the date of grant. The term of any award under the Plan may not be for more than ten years or five years in the case of ISOs awarded to any 10% Stockholder. To the extent that the aggregate fair market value of shares of the Company’s common stock subject to options designated as ISOs that become exercisable for the first time by a participant during any calendar year exceeds $100,000, such excess options shall be treated as NSOs.

Generally, an option’s purchase price may be paid in cash, by check, or in cash equivalent, by tender of shares of the Company’s common stock owned by the optionee having a fair market value not less than the exercise price, or by any lawful method approved by the board or by any combination of these. The Compensation Committee may nevertheless restrict the forms of payment permitted in connection with any option grant.

The Compensation Committee will specify when options granted under the Plan will become exercisable and vested. Shares subject to options generally vest and become exercisable in installments, subject to the optionee’s continued employment or service or achievement of specified milestones.

Awards of Restricted Shares consist of a specified number of shares of common stock subject to such terms, conditions and transfer restrictions based on performance standards, periods of service, retention by the participant of a specified number of shares of common stock or other criteria. Awards of RSUs give participants a right to receive shares of common stock in the future subject to such terms, conditions and restrictions as established by the Compensation Committee. RSUs will be settled for common stock, cash or a combination of both as soon as practicable after the Compensation Committee has determined that the terms and conditions of the RSU has been satisfied (or at a later date if the distribution has been deferred).

Performance Awards consist of the right to receive a payment contingent on the extent to which predetermined performance targets have been met during an award period, which shall be two or more fiscal or calendar years. In the Compensation Committee’s discretion, newly hired or eligible participants may be allowed to receive Performance Awards after an award period has commenced. Payments of earned Performance Awards will be made in cash, common stock, or a combination of cash and common stock.

Other stock-based awards such as stock purchase rights (with or without loans to participants by the Company), awards of common stock, or awards valued in whole or in part by reference to common stock or dividends on common stock may be granted either alone or in addition to other awards under the Plan. If specified by the Compensation Committee in the award agreement, the recipient of a stock-based award may be entitled to receive, currently or on a deferred basis, interest, dividends or dividend equivalents with respect to the common stock or other securities covered by the award.

Executive officers of the Company who are “covered employees” for purposes of Section 162(m) of the Code will be eligible to receive short-term cash incentive awards under the Plan. The Compensation Committee will establish objective performance targets for a fiscal year based on one or more performance criteria, and awards will be payable to participants in cash each year upon written certification by the Compensation Committee of attaining the specified performance targets for the preceding fiscal year. Notwithstanding the attainment by the Company of the specified performance criteria, the Committee has the discretion, which need not be applied uniformly among all participants, to reduce or eliminate the award that would be otherwise paid.

Transferability of awards. Restricted Shares may not be assigned, transferred (other than by will or the laws of descent and distribution, or to an inter vivos trust), pledged or sold prior to lapse of their restrictions. All other awards may not be assigned or transferred (other than by will or the laws of descent and distribution), and during the lifetime of a participant, only the participant (or a personal representative) may exercise rights under the Plan. A participant’s beneficiary may exercise the participant’s rights to the extent they are exercisable under the Plan following the death of the participant.

Section 162(m) of the Code. The maximum number of shares of common stock with respect to which awards may be granted to a participant during a calendar year is 500,000 shares and the maximum amount cash-based awards a participant may be granted to a participant during a calendar year is $1,500,000. The Compensation Committee shall adjust the foregoing share limitation proportionately in connection with any change in the Company’s capitalization due to a stock split, stock dividend, merger or similar event affecting the common stock and its determination shall be final, binding and conclusive. Under Code Section 162(m) no deduction is allowed in any taxable year of the Company for compensation in excess of $1 million paid to the Company’s “covered employees.” An exception to this rule applies to compensation that is paid to a covered employee pursuant to a stock incentive plan approved by shareholders and that specifies, among other things, the maximum number of shares with respect to which options and stock appreciation rights may be granted to eligible participants under such plan during a specified period. Compensation paid pursuant to options granted under such a plan and with an exercise price equal to the fair market value of common stock on the date of grant is deemed to be inherently performance-based, since such awards provide value to participants only if the stock price appreciates. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitation, if any award is canceled, the canceled award shall continue to count against the maximum number of shares of common stock with respect to which an award may be granted to a participant.

In order for Restricted Stock and Restricted Stock Units to qualify as performance-based compensation, the Compensation Committee must establish a performance goal with respect to such award in writing not later than 90 days after the commencement of the services to which it relates and while the outcome is substantially uncertain. In addition, the performance goal must be stated in terms of an objective formula or standard.

Under Code Section 162(m), a “covered employee” is the Company’s chief executive officer and the three other most highly compensated officers of the Company other than the chief financial officer.

The Plan includes the following performance criteria that may be considered by the Compensation Committee when granting performance-based awards: (i) net earnings or net income (before or after taxes), (ii) earnings per share or earnings per share growth, total units or unit growth, (iii) net sales, sales growth, total revenue, or revenue growth, (iv) net operating profit, (v) return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales or revenue), (vi) cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment), (vii) earnings before or after taxes, interest, depreciation and/or amortization, (viii) gross or operating margins, (ix) productivity ratios, (x) share price or relative share price (including, but not limited to, growth measures and total stockholder return), (xi) expense targets, (xii) margins, (xiii) operating efficiency, (xiv) market share or change in market share, (xv) customer retention or satisfaction, (xvi) working capital targets, (xvii) completion of strategic financing goals, acquisitions or alliances and clinical progress, (xviii) Company project milestones and (xvii) economic value added (net operating profit after tax minus the sum of capital multiplied by the cost of capital).

Merger. Effective upon a merger, as defined in the Plan, all outstanding awards shall terminate unless they are assumed or continued in connection with the merger. The Compensation Committee has the authority to provide for full or partial vesting of unvested awards and the release from restrictions on transfer and repurchase or forfeiture rights of awards in connection with a merger. The Compensation Committee may condition any such award vesting and exercisability or release from restrictions on the termination of service of the participant to the Company within a specified period following the effective date of the merger.

Change in control. Unless otherwise provided in the applicable award agreement, effective upon a change in control, as defined in the Plan, all options and SARs outstanding on the date of such change in control will become immediately and fully exercisable, except as to options or SARs granted to a participant where a change in control resulted from such participant’s beneficial ownership of the Company’s securities. Unless otherwise provided in the applicable award agreement, effective upon a change in control, all restrictions applicable to Restricted Share and RSU awards will terminate fully and the full number of shares subject to each Restricted Share award or the number of shares subject to settlement under each RSU will immediately be delivered, except as to Restricted Share and RSU awards granted to a participant where a change in control resulted from such participant’s beneficial ownership of the Company’s securities. Unless otherwise provided in the applicable award agreement, in the event of a change in control, all Performance Awards shall immediately become vested and payable to all participants as provided in the Plan, within 30 days after such change in control, except as to Performance Awards granted to a participant where a change in control resulted from such participant’s beneficial ownership of the Company’s securities.

Termination or amendment. Unless sooner terminated, no awards may be granted under the Plan after March 31, 2017. The Board may terminate or amend the Plan at any time, but, no amendment may adversely affect an outstanding award without the consent of the participant, or make any amendment which requires stockholder approval under the Code or under any other applicable law or rule of any stock exchange which lists the Company’s common stock without stockholder approval.

Federal Income Tax Consequences of the 2007 Omnibus Incentive Plan

The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

ISOs. The grant of an ISO under the Plan will not result in any federal income tax consequences to the optionee or the Company. An optionee recognizes no federal taxable income upon exercising an ISO (subject to the alternative minimum tax rules discussed below), and the Company receives no deduction at the time of exercise. In the event of a disposition of stock acquired upon exercise of an ISO, the tax consequences depend upon how long the optionee has held the shares of common stock. If the optionee does not dispose of the shares within two years after the ISO was granted, nor within one year after the ISO was exercised, the optionee will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the purchase price. The Company is not entitled to any deduction under these circumstances.

If the optionee fails to satisfy either of the foregoing holding periods, he or she must recognize ordinary income in the year of the disposition (referred to as a “disqualifying disposition”). The amount of such ordinary income generally is the lesser of (i) the difference between the amount realized on the disposition and the purchase price or (ii) the difference between the fair market value of the stock on the exercise date and the purchase price. Any gain in excess of the amount taxed as ordinary income will be treated as a long or short-term capital gain, depending on whether the stock was held for more than one year. In the year of the disqualifying disposition, the Company is entitled to a deduction equal to the amount of ordinary income recognized by the optionee, subject to possible limitations imposed by Section 162(m) of the Code and so long as the optionee’s total compensation is deemed reasonable in amount.

The “spread” under an ISO—i.e., the difference between the fair market value of the shares at the time of exercise and the purchase price—is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax. If an optionee’s alternative minimum tax liability exceeds such optionee’s regular income tax liability, the optionee will owe the larger amount of taxes. In order to avoid the application of alternative minimum tax with respect to ISOs, the optionee must sell the shares within the same calendar year in which the ISOs are exercised. However, such a sale of shares within the same year of exercise will constitute a disqualifying disposition, as described above.

In the event an ISO is amended, such option may be considered deferred compensation and subject to the rules of Section 409A of the Code. An option subject to Section 409A of the Code which fails to comply with the rules of Section 409A can result in the acceleration of income recognition, a 20% additional tax obligation, plus penalties and interest. In addition, the amendment of an ISO may convert the option from an ISO to a NSO.

NSOs. The grant of a NSO under the Plan will not result in any federal income tax consequences to the optionee or the Company. Upon exercise of a NSO, the optionee is subject to income taxes at the rate applicable to ordinary compensation income on the difference between the option purchase price and the fair market value of the shares on the date of exercise. This income is subject to withholding for federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the income recognized by the optionee, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the optionee’s total compensation is deemed reasonable in amount. Any gain or loss on the optionee’s subsequent disposition of the shares of common stock will receive long or short-term capital gain or loss treatment, depending on whether the shares are held for more than one year following exercise. The Company will not receive a tax deduction for any such gain.

In the event a NSO is amended, such option may be considered deferred compensation and subject to the rules of Section 409A of the Code, which provide rules regarding the timing of payment of deferred compensation. An option subject to Section 409A of the Code which fails to comply with the rules of Section 409A may result in the acceleration of income recognition, a 20% additional tax obligation, plus penalties and interest.

Restricted Shares. The grant of Restricted Shares will subject the recipient to ordinary compensation income on the difference between the amount paid (if any) for such stock and the fair market value of the shares on the date that the restrictions lapse. This income is subject to withholding for federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the ordinary income recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the recipient’s total compensation is deemed reasonable in amount. Any gain or loss on the recipient’s subsequent disposition of the shares will receive long or short-term capital gain or loss treatment depending on how long the stock has been held since the restrictions lapsed. The Company will not receive a tax deduction for any such gain.

Recipients of Restricted Shares may make an election under Section 83(b) of the Code (a “Section 83(b) Election”) to recognize as ordinary compensation income in the year that such Restricted Shares are granted, the amount equal to the spread between the amount paid for such stock and the fair market value on the date of the issuance of the stock. If such an election is made, the recipient recognizes no further amounts of compensation income upon the lapse of any restrictions and any gain or loss on subsequent disposition will be long or short-term capital gain to the recipient. A Section 83(b) Election must be made within 30 days from the time the Restricted Shares are issued.

SARs. Recipients of SARs generally should not recognize income until a SAR is exercised (assuming there is no ceiling on the value of the right). Upon exercise, the recipient will normally recognize taxable ordinary income for federal income tax purposes equal to the amount of cash and fair market value of the shares, if any, received upon such exercise. Recipients who are employees generally will be subject to withholding for federal income and employment tax purposes with respect to income recognized upon exercise of a SAR. Recipients will recognize gain upon the disposition of any shares received on exercise of a SAR equal to the excess of (i) the amount realized on such disposition over (ii) the ordinary income recognized with respect to such shares under the principles set forth above. That gain will be taxable as long or short-term capital gain depending on whether the shares were held for more than one year. The Company will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the recipient’s total compensation is deemed reasonable in amount.

In the event a SAR is amended, such SAR may be considered deferred compensation and subject to the rules of Section 409A of the Code, which provide rules regarding the timing of payment of deferred compensation. A SAR subject to Section 409A of the Code which fails to comply with the rules of Section 409A may result in the acceleration of income recognition, a 20% additional tax obligation, plus penalties and interest.

RSUs. Recipients of RSUs generally should not recognize income until such units are converted into cash or shares of stock. Upon conversion, the recipient will normally recognize taxable ordinary income for federal income tax purposes equal to the amount of cash and fair market value of the shares, if any, received upon such conversion. Recipients who are employees generally will be subject to withholding for federal income tax purposes upon conversion of the RSUs and withholding for employment tax purposes when the RSUs vest. Participants will recognize gain upon the disposition of any shares received upon conversion of the RSUs equal to the excess of (i) the amount realized on such disposition over (ii) the ordinary income recognized with respect to such shares under the principles set forth above. That gain will be taxable as long or short-term capital gain depending on whether the shares were held for more than one year. The Company will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the recipient’s total compensation is deemed reasonable in amount.

RSUs also can be considered nonqualified deferred compensation and subject to the Section 409A of the Code. A grant of RSUs that does not meet the requirements of Section 409A of the Code will result in the acceleration of income recognition, a 20% additional tax obligation, plus penalties and interest.

Performance Awards. Recipients of Performance Awards generally should not recognize income until such awards are paid in cash or shares of stock. Upon payment, the recipient will normally recognize taxable ordinary income for federal income tax purposes equal to the amount of cash and fair market value of the shares, if any, received in such payment. Recipients who are employees generally will be subject to withholding for federal income and employment tax purposes with respect to income recognized upon the payment of Performance Awards. Participants will recognize gain upon the disposition of any shares received upon the payment of Performance Awards equal to the excess of (i) the amount realized on such disposition over (ii) the ordinary income recognized with respect to such shares under the principles set forth above. That gain will be taxable as long or short-term capital gain depending on whether the shares were held for more than one year. The Company will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the recipient’s total compensation is deemed reasonable in amount.

Other stock-based awards. Recipients of unrestricted stock will recognize ordinary income equal to the difference between the amount paid for such unrestricted stock and the fair market value of the unrestricted stock on the grant date. This income is subject to withholding for federal income and employment tax purposes. Any gain or loss on the recipient’s subsequent disposition of the shares receives long or short-term capital gain or loss treatment depending on how long the stock has been held since the date such unrestricted stock was granted. The Company will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the recipient’s total compensation is deemed reasonable in amount.

Dividends and dividend equivalents. Recipients of awards that earn dividends or dividend equivalents recognize ordinary income on any dividend payments received with respect to unvested and/or unexercised shares subject to such awards, which income is subject to withholding for federal income and employment tax purposes.

Short-term cash incentive awards. Recipients of short-term cash incentive awards will recognize ordinary income equal to the amount paid under such awards. This income is subject to withholding for federal income and employment tax purposes. The Company will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the recipient’s total compensation is deemed reasonable in amount.

Amended Plan Benefits

The administrator will make future awards at its discretion, and the Company therefore cannot determine the number of options and other awards that may be awarded in the future to eligible participants (including the named executive officers and the specified groups below).

Name	Stock Option Awards (#)
J. Joseph Kim, President, Chief Executive Officer and Director	—
Peter D. Kies, Chief Financial Officer	—
Niranjan Y. Sardesai, Senior Vice President, Research and Development	—
Mark L. Bagarazzi, Chief Medical Officer	—
All current executive officers as a group (4 people)	—
All current non-employee directors as a group (4 people)	—
All employees, excluding current executive officers, as a group	—

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Stockholders’ proposals, including proposals under Rule 14a-8 under the Exchange Act, intended to be presented at the next Annual Meeting of Stockholders to be held in 2013 must be received at our principal executive offices no later than December 14, 2012, in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Proposals must comply with the proxy rules relating to stockholder proposals to be included in our proxy materials. Pursuant to our bylaws, stockholders who wish to submit a proposal for consideration at our 2013 Annual Meeting of Stockholders, including a nomination for director, but who do not wish to submit a proposal for inclusion in our proxy statement, also must deliver a copy of their proposal no earlier than October 15, 2012 and no later than December 14, 2012, unless the date of the 2013 Annual Meeting of Stockholders has been advanced by more than 30 calendar days from the date contemplated herein, in which case the proposal must be received by us no later than the close of business on the 15th business day following the date on which the 2013 Annual Meeting of Stockholders is publicly announced.

A director nomination proposal must include the information set forth in our bylaws and as described under “Director Nominations” above. In the case of other stockholder proposals other than with respect to stockholder proposals relating to director nomination(s), a stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting and (ii) as to the stockholder giving the notice, the same information regarding the proposing stockholder and any Stockholder Associated Persons as set forth under our bylaws and as described under “Director Nominations” above.

Proposals should be delivered to Inovio Pharmaceuticals, Inc., 1787 Sentry Parkway West, Building 18, Suite 400, Blue Bell, Pennsylvania 19422, Attn: Corporate Secretary. To avoid controversy and establish timely receipt, it is suggested that stockholders send their proposals by certified mail, return receipt requested. Otherwise, we may exercise discretionary voting with respect to such stockholder’s proposal pursuant to authority conferred on us by proxies to be solicited by our Board and delivered to us in connection with the meeting. You are also advised to review our bylaws, which may be requested in writing from our Secretary at the address above and which contain additional requirements about advance notice of stockholder proposals.

ANNUAL REPORT

We are mailing our Annual Report for the fiscal year ended December 31, 2011 to stockholders of record as of April 2, 2012. Our Annual Report does not constitute, and should not be considered, a part of this Proxy Statement.

A copy of our Annual Report will be furnished without charge upon receipt of a written request of any person who was a beneficial owner of our common stock on April 2, 2012. Requests should be directed to Inovio Pharmaceuticals, Inc., 1787 Sentry Parkway West, Building 18, Suite 400, Blue Bell, Pennsylvania 19422; Attention: Investor Relations.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the only business which our Board intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment. Your cooperation in giving this matter your immediate attention and returning your proxies will be appreciated.

By Order of the Board of Directors

J. Joseph Kim, Ph.D.

Chief Executive Officer

Dated: April 6, 2012

Blue Bell, Pennsylvania

INOVIO PHARMACEUTICALS, INC. 11494 SORRENTO VALLEY RD SUITE A SAN DIEGO, CA 92121

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M35098-Z55250 KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

INOVIO PHARMACEUTICALS, INC.

1. To elect the following directors to serve for a term ending upon the 2013 Annual Meeting of Stockholders and until their successors are elected and qualified.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

NOMINEES:	☐	☐	☐	___________________________________

01) Avtar S. Dhillon, M.D. 02) J. Joseph Kim, Ph.D. 03) Simon X. Benito	04) Morton Collins, Ph.D. 05) Adel A. F. Mahmoud, M.D., Ph.D.

					For	Against	Abstain

2. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of Inovio for the year ending December 31, 2012.					☐	☐	☐

3.   To approve an amendment to our 2007 Omnibus Incentive Plan to increase the portion of the aggregate number of 9,860,662 shares of our common stock currently available for grant under the plan that we may issue as incentive stock options so that the maximum number of shares available for issuance as incentive stock options over the term of the plan may not exceed 9,860,662 shares.

					☐	☐	☐
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.
The undersigned also acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.
Please date and sign exactly as your name(s) is (are) shown on the share certificate(s) to which the Proxy applies. When shares are held as joint-tenants, both should sign. When signing as an executor, administrator, trustee, guardian, attorney-in-fact or other fiduciary, please give full title as such. When signing as a corporation, please sign in full corporate name by President or other authorized officer. When signing as a partnership, please sign in partnership name by an authorized person.

Signature (PLEASE SIGN WITHIN BOX) Date Signature (Joint Owners) Date

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2012 ANNUAL

MEETING OF STOCKHOLDERS TO BE HELD ON MAY 16, 2012:

Copies of the proxy statement and our 2011 Annual Report to stockholders are also available online at www.inovio.com.

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M35099-Z55250

INOVIO PHARMACEUTICALS, INC. PROXY ANNUAL MEETING OF STOCKHOLDERS OF INOVIO PHARMACEUTICALS, INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Dr. J. Joseph Kim, President and Chief Executive Officer and a director of Inovio Pharmaceuticals, Inc., and Dr. Avtar S. Dhillon, Chairman of the Board, and each of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of common stock of Inovio Pharmaceuticals, Inc. (including shares of Series C Cumulative Convertible Preferred Stock that are convertible into shares of common stock) held of record by the undersigned as of April 2, 2012, at the Annual Meeting of Stockholders to be held on May 16, 2012, or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF INOVIO FOR THE YEAR ENDING DECEMBER 31, 2012, FOR THE AMENDMENT OF OUR 2007 OMNIBUS INCENTIVE PLAN TO INCREASE THE PORTION OF THE AGGREGATE NUMBER OF 9,860,662 SHARES OF OUR COMMON STOCK CURRENTLY AVAILABLE FOR GRANT UNDER THE PLAN THAT WE MAY ISSUE AS INCENTIVE STOCK OPTIONS SO THAT THE MAXIMUM NUMBER OF SHARES AVAILABLE FOR ISSUANCE AS INCENTIVE STOCK OPTIONS OVER THE TERM OF THE PLAN MAY NOT EXCEED 9,960,662 SHARES, AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. THE UNDERSIGNED STOCKHOLDER MAY REVOKE THIS PROXY AT ANY TIME BEFORE IT IS VOTED BY DELIVERING TO THE CORPORATE SECRETARY OF INOVIO EITHER A WRITTEN REVOCATION OF THE PROXY OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY APPEARING AT THE ANNUAL MEETING AND VOTING IN PERSON. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTORS, “FOR” RATIFICATION OF ERNST & YOUNG LLP AS INOVIO’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012, “FOR” THE AMENDMENT OF OUR 2007 OMNIBUS INCENTIVE PLAN TO INCREASE THE PORTION OF THE AGGREGATE NUMBER OF 9,860,662 SHARES OF OUR COMMON STOCK CURRENTLY AVAILABLE FOR GRANT UNDER THE PLAN THAT WE MAY ISSUE AS INCENTIVE STOCK OPTIONS SO THAT THE MAXIMUM NUMBER OF SHARES AVAILABLE FOR ISSUANCE AS INCENTIVE STOCK OPTIONS OVER THE TERM OF THE PLAN MAY NOT EXCEED 9,960,662 SHARES. IF YOU ARE VOTING BY MAIL, PLEASE MARK, SIGN, DATE, AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE SIGN AND RETURN ALL CARDS IN THE ENCLOSED ENVELOPE.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)